UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Ameresco, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐    Fee paid previously with preliminary materials
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2026
To Our Stockholders:
The 2026 annual meeting of stockholders of Ameresco, Inc., a Delaware corporation, will be held on June 4, 2026, at 10:00 a.m., Eastern Time, for the following purposes:
1.To elect the two (2) nominees identified in the accompanying proxy statement as members of our board of directors to serve as class I directors for a term of three years.
2.To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
3.To approve an amendment to our 2020 Stock Incentive Plan to increase the number of shares of common stock available thereunder by 3,200,000 shares.

4.To hold an advisory vote on executive compensation, and

5.To transact other business, if any, that may properly come before the annual meeting and any adjournment thereof.
The foregoing items of business are more fully described in the Proxy Statement. Only stockholders who owned our Class A common stock or Class B common stock at the close of business on April 10, 2026, can vote at the Annual Meeting or any adjournments or postponements that take place.
Our board of directors, or board, recommends that you vote FOR the election of the director nominees named in Proposal 1, FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm as described in Proposal 2, FOR the approval of an amendment to Ameresco Inc.’s 2020 Equity Incentive Plan as described in Proposal 3, and FOR the approval of an advisory vote on executive compensation as described in Proposal 4.

This year’s annual meeting will be a completely virtual meeting of stockholders, conducted via an online platform. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AMRC2026, where you will be able to listen to the meeting live, submit questions and vote online.
We are pleased to utilize the Securities and Exchange Commission, or SEC, rules that allow issuers to furnish proxy materials to their stockholders on the Internet. On or about April 24, 2026, we will mail to our stockholders of record as of April 10, 2026 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice Regarding the Availability of Proxy Materials, or Notice, with instructions for accessing the proxy materials and voting over the Internet, by telephone or mobile device or by mail. The Notice also provides information on how stockholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and our 2025 Annual Report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials.

Your vote is very important. Whether or not you plan to attend the virtual annual meeting, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible over the Internet, by telephone or mobile device or by mail.
By Order of the Board of Directors,
David J. Corrsin
Secretary
April 23, 2026

AMERESCO, INC.
111 Speen Street, Suite 410,
Framingham, Massachusetts 01701
PROXY STATEMENT FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2026

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ameresco, Inc. for use at the 2026 annual meeting of stockholders, or the Annual Meeting, to be held on June 4, 2026, at 10:00 a.m., local time, and at any adjournments of the Annual Meeting. We will hold our annual meeting of stockholders in virtual meeting, via live audio webcast. You may virtually attend the meeting and vote your shares by visiting  www.virtualshareholdermeeting.com/AMRC2026.
In this proxy statement, unless expressly stated or the context otherwise requires, the use of “Ameresco,” “our company,” “our,” “we,” or “us” refers to Ameresco, Inc.
We are mailing the Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record as of April 10, 2026, or the Record Date, on or about April 24, 2026. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2025 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our Class A common stock and Class B common stock as of the Record Date. The proxy statement and our annual report to stockholders are available for viewing, printing and downloading online at the “Investor Relations - Annual Meeting” section of our website at www.ameresco.com.
Information about the proxy process and voting
Record Date, Voting Rights and Outstanding Shares
Our board of directors has fixed April 10, 2026 as the record date for determining the holders of our capital stock who are entitled to vote at the annual meeting.
We have two classes of capital stock issued and outstanding: Class A common stock, $.0001 par value per share, and Class B common stock, $.0001 par value per share. We refer to our Class A common stock and our Class B common stock collectively as our common stock.
With respect to all of the matters submitted for vote at the Annual Meeting, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes.
Our Class A common stock and Class B common stock will vote as a single class on each of the matters submitted at the Annual Meeting. On April 10, 2026, there were outstanding and entitled to vote 34,939,417 shares of Class A common stock and 18,000,000 shares of Class B common stock.
Quorum
In order for business to be conducted at the Annual Meeting, a quorum must be present at the meeting. A quorum for purposes of the Annual Meeting will exist if the holders of a majority of the voting power represented by the common stock issued and outstanding on April 10, 2026 attend the virtual meeting or are represented by proxy at the Annual Meeting. Shares represented by valid proxies, regardless of whether the proxy is noted as casting a vote or abstaining, and broker non-votes (described below) will be treated as present at the Annual Meeting for purposes of determining a quorum. Shares voted by a broker on any item other than a procedural motion will be considered present for purposes of determining a quorum, even if such shares are not voted on every item.
Required Votes
Election of directors (Proposal 1): The two director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast, regardless of whether that number represents a majority of the votes cast, will be elected. Only votes “For” will affect the outcome of this proposal.
Ratification of the appointment of RSM US LLP (Proposal 2): The affirmative vote of a majority of the votes cast is needed to ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Approval of an amendment to our 2020 Equity Incentive Plan (Proposal 3): The affirmative vote of the holders of shares of capital stock representing a majority of our outstanding shares of capital stock entitled to vote thereon is required to approve the amendment to the 2020 Equity Incentive Plan. Abstentions and broker non-votes will have the same effect as a vote cast “AGAINST” the proposal. If you do not instruct your broker, bank or other nominee how to vote on this proposal, we anticipate that brokers will not have discretionary authority to vote your shares with respect to this proposal.

Advisory vote on executive compensation (Proposal 4): The affirmative vote of the majority of votes cast is required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, this proposal is not binding. However, our board and compensation committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Voting; Voting by Proxy
Stockholders of Record. If on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods below to ensure your vote is counted. To vote by any of these methods, read this Proxy Statement, have your Notice, proxy card, or voting instruction form in hand, and follow the instructions below for your preferred method of voting. Each of these voting methods is available 24 hours per day, seven days per week, but you must vote by 11:59 pm. on June 3, 2026.

By internet	By phone	By mail	By scanning
Before the Annual Meeting - go to www.proxyvote.com. During the Annual Meeting - go to www.virtualshareholdermeeting.com/AMRC2026	From the United States, U.S. territories and Canada: call 1-800-579-1639	If you received a paper copy of the proxy materials by mail, mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope	Scan the QR code using your mobile device to vote via the ProxyVote app
Beneficial Owner (Shares Registered in the Name of a Broker, Bank or Other Agent). If, on the Record Date, your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting via the Internet. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy card from your broker, bank or other agent. Please follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on matters deemed “non-discretionary.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other agent can still vote the shares with respect to matters that are considered to be “discretionary,” but not with respect to “non-discretionary” matters. In the event that a broker, bank or other agent or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker, bank or other agent, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
Which ballot measures are considered “discretionary” or “non-discretionary?”
The ratification of the appointment of RSM LLP as our independent registered public accounting firm for the year ending December 31, 2026 (Proposal 2) is considered discretionary under applicable rules. A broker, bank or other agent may generally vote on discretionary matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1), the 2020 Plan Amendment (Proposal 3), and the Adviosry Vote on Executive Compensation (Proposal 4) are considered non-discretionary under applicable rules. A broker, bank or other agent cannot vote without instructions on non-discretionary matters, and therefore there may be broker non-votes on Proposal 1, Proposal 3 or Proposal 4.

Discretionary Voting by Proxies on Other Matters
We do not know of any other proposals that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three (3) ways:
•You may submit another properly completed proxy with a later date over the Internet, by telephone or mobile device or by mail.
•You may send a written notice that you are revoking your proxy to us at our principal executive offices, 111 Speen Street, Suite 410, Framingham, Massachusetts 01701, Attention: Secretary.
•You may attend the Annual Meeting via the Internet and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

Voting Results
We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must vote pursuant to the instructions on each Notice.

Expenses of Solicitation
We will bear the costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.

PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three (3) class I directors, whose terms expire at this annual meeting of stockholders; three (3) class II directors, whose terms expire at our 2027 annual meeting of stockholders; and two (2) class III directors, whose terms expire at our 2028 annual meeting of stockholders. following the Annual Meeting would consist of seven members.
At this Annual Meeting, our stockholders will have an opportunity to vote for two (2) nominees for class I directors:
•Claire Hughes-Johnson and
•Frank V. Wisneski
each of whom are currently directors of Ameresco. Charles R. Patton., will not be standing for re-election as a Class I director at the Annual Meeting. Our board of directors currently consists of eight members, and following the Annual Meeting subject to approval of this proposal, our board of directors will consist of seven members. You can find more information about each of the nominees in “Corporate Governance—Our Board of Directors” below.

If no contrary indication is made, proxies in the accompanying form will be voted “FOR” these two nominees as class I directors. If elected, each of the nominees for class I director will hold office until the 2029 annual meeting of stockholders and until their successor is elected and qualified or until their earlier death, resignation or removal. Each of the nominees has indicated their willingness to serve if elected. However, if any nominee should be unable to serve, then either the persons named in the proxy card may vote the proxy for a substitute nominee if one is nominated by our board of directors, or we may maintain a vacancy on our board of directors until such time as our board of directors can find a suitable candidate to serve on the board, or our board of directors may reduce the number of directors.

Our board of directors unanimously recommends a vote FOR each of the two nominees for class I directors.
* * *

PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although stockholder approval of our audit committee’s selection of RSM US LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of RSM US LLP will attend the virtual Annual Meeting and will be offered the opportunity to make a statement if they wish.
Audit and Other Fees
The following table shows fees billed for professional services rendered to us by RSM US LLP and affiliates for our fiscal years 2025 and 2024:

	2025	2024
Audit Fees	$2,756,377	$2,388,481
Audit-Related Fees	—	31,500
Tax Fees	152,101	237,032
Total	$2,908,478	$2,657,013

Audit Fees includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included or incorporated by reference in our Registration Statements on Form S-8 and annual and quarterly reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years, such as the preparation of the financial statements for certain of our foreign subsidiaries and joint ventures as well as services rendered for certain specific energy project.

Audit-Related Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under Audit Fees.

Tax Fees includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax advice and tax planning.

Policy on Pre-Approval of Audit and Non-Audit Services
Before an accountant is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next twelve (12) months. Any such pre-approval would be detailed as to the particular service or type of services to be provided and also generally would be subject to a maximum dollar amount.
Our audit committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our audit committee pursuant to this delegated authority is reported at the next meeting of our audit committee. The chairman of our audit committee has been delegated this authority.

Our board of directors unanimously recommends a vote FOR this proposal.
* * *

Audit Committee Report
The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2025. The audit committee has also reviewed and discussed with RSM US LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The audit committee has also received from RSM US LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with RSM US LLP the matters disclosed in the letter and its independence with respect to Ameresco, including a review of audit and non-audit fees and services, and concluded that RSM US LLP is independent.
Based on its discussions with management and RSM US LLP, and its review of the representations and information referred to above provided by management and RSM US LLP, the audit committee recommended to the board of directors that Ameresco’s audited consolidated financial statements be included in Ameresco’s annual report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
By the Audit Committee
of the Board of Directors of Ameresco, Inc.
Nickolas Stavropoulos, Chairman
Charles R. Patton
Frank V. Wisneski
Joseph W. Sutton

PROPOSAL 4 — APPROVAL OF AMENDMENT TO THE AMERESCO, INC. 2020 STOCK INCENTIVE PLAN
We are asking stockholders to approve an amendment to the Ameresco, Inc. 2020 Stock Incentive Plan, or the 2020 Plan Amendment. The 2020 Plan Amendment amends the 2020 Stock Incentive Plan, or the Current Plan. We refer to the Current Plan, as amended by the 2020 Plan Amendment, as the Amended Plan. Our board of directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. We believe that our stock-based compensation programs are central to this objective. We and our board of directors understand that our equity compensation needs must be balanced against the dilutive effects of such programs on our stockholders. To that end, and based on careful weighing of these considerations, as more fully described below, on February 10, 2026, upon the recommendation of the compensation committee, our board of directors adopted, subject to stockholder approval, the 2020 Plan Amendment. If this proposal is approved by our stockholders, we intend to register the additional shares reserved for issuance under the Amended Plan by filing a Registration Statement on Form S-8 as soon as practicable following such approval.

The Current Plan is our existing equity incentive plan, which was originally approved by the board of directors on February 13, 2020, and by our stockholders on May 29, 2020. When the Current Plan was adopted, we expected that the share pool under the Current Plan would allow us to continue to grant equity awards at our historic rates for approximately ten years. However, the remaining share pool under the Current Plan is insufficient to meet our equity compensation needs. The Amended Plan increases the share pool under the Current Plan by 3,200,000 shares of Class A common stock. No other changes are being made to the Current Plan. If approved, the new shares reserved under the Amended Plan would represent approximately 15.08% of our 34,939,417 outstanding shares of Class A Common Stock and 18,000,000 shares of Class B Common Stock as of March 31, 2026, on a fully diluted basis. Our board of directors believes the proposed dilution to stockholders as a result of the amendment is judicious and sustainable and, importantly, critical to meeting our business goals.

We intend to utilize the Amended Plan as we have utilized the Current Plan: specifically, to grant equity awards to our employees, non-employee directors, consultants, and advisors in order to recruit, incentivize, retain and reward those who are critical to our success. Our compensation committee determined the requested number of shares for the Amended Plan based on projected new-hire equity awards, projected annual equity awards to our employees and non-employee directors, employee recognition and promotion awards, and an assessment of the magnitude of the share reserve under the Amended Plan that our stockholders would likely find acceptable. If stockholders approve the 2020 Plan Amendment, subject to adjustment in the event of stock splits and other similar events, awards may be made under the Amended Plan for up to a number of shares of Class A common stock equal to the sum of: (i) 3,200,000 shares of Class A common stock; and (ii) such additional number of shares of Class A common stock (up to 170,412 shares) as is equal to the sum of (x) the number of shares of Class A common stock reserved for issuance under the Current Plan that remain available for grant under the Current Plan immediately prior to the date that the 2020 Plan Amendment is approved by our stockholders and (y) the number of shares of Class A common stock subject to awards granted under the Current Plan that are outstanding as of the date that the 2020 Plan Amendment is approved by our stockholders and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986, as amended, and any regulations thereunder, which we refer to as the Code). The Amended Plan does not include an evergreen provision and includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, as described below.

The following table includes information, as of March 31, 2026, regarding all of our outstanding equity awards under all of our equity-based compensation plans and arrangements under which shares of Class A common stock may be issued. This includes shares subject to outstanding awards under the Current Plan and our 2010 Equity Incentive Plan, and up to 123,806 shares available under the Current Plan for future awards that we may make between March 31, 2026 and the date of the Annual Meeting, but does not include shares issuable under our 2017 Employee Stock Purchase Plan, as amended.

Number of outstanding stock options(1)	5,670,232
Weighted average exercise price of outstanding stock options	$29.49
Weighted average remaining contractual term of outstanding stock options (years)	6.53
Number of outstanding restricted stock units	201,818
Shares available under the Current Plan for awards that we may grant between March 31, 2026 and the date of the Annual Meeting(2)	123,806
New shares requested for approval pursuant to the 2020 Plan Amendment	3,200,000
Estimated total number of shares available for the grant of new awards under all equity-based compensation plans, assuming stockholder approval of the 2020 Plan Amendment	3,413,806
Number of shares of Class A common stock outstanding	34,939,417
(1) Includes 1,281,000 shares of Class A Common Stock underlying the 2025 Performance-Based Vesting Options (assuming maximum performance for all outstanding performance-based vesting options).
(2) This number includes 90,000 options to be issued in connection with recent officer promotions.

As of March 31, 2026, there were no outstanding shares of restricted stock, no stock appreciation rights, which we refer to as SARs, or any other stock-based awards.

We expect that the proposed share pool under the Amended Plan will allow us to continue to grant equity awards at our historic rates for approximately three years, but the actual duration of the share pool may vary based on changes in participation and our stock price.

We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. If the 2020 Plan Amendment is not approved by our stockholders, we will not be able to make equity incentive awards to meet our hiring and retention needs in a highly competitive market, which could have an adverse impact on our business. Further, if the 2020 Plan Amendment is not approved, we could be forced to increase cash compensation, which will reduce the amount of resources we are able to allocate to meet our business needs and objectives. Therefore, the approval of the 2020 Plan Amendment is vital to our future success.

Following below is a discussion of:
•Highlights of the Amended Plan;
•Reasons Why Stockholders Should Approve the 2020 Plan Amendment;
•Information Regarding Burn Rate and Overhang; and
•Description of the Amended Plan.

Our board of directors recommends a vote FOR approval of the 2020 Plan Amendment

Highlights of the Amended Plan

No liberal share recycling. Shares of Class A common stock that are delivered to us or held back upon the exercise or settlement of an award to cover the exercise price or tax withholding under the Amended Plan are not added back to the shares of Class A common stock available for issuance under the Amended Plan. In addition, shares of Class A common stock repurchased by us on the open market using the proceeds from the exercise of an award made under the Amended Plan will not increase the number of shares available for future grant of awards under the Amended Plan.

No discounted stock options or SARs. Stock options and SARs must be granted with an exercise price that is at least equal to the fair market value of the Class A common stock on the date of grant.

No repricing of options or SARs. The Amended Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

Independent committee administers awards to non-employee directors. Awards granted to non-employee directors must be granted and administered by a committee of the board of directors which are independent directors within the meaning of any stock exchange on which we list our Class A common stock.

Dividends and dividend equivalents on restricted stock and restricted stock units not paid until award vests. Any dividends or dividend equivalents paid with respect to restricted stock or restricted stock units, which we refer to as RSUs, will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid.

No evergreen. The Amended Plan does not include an “evergreen” or other provision that automatically increases the number of shares available for grant under the plan and therefore any increase to the maximum share reserve in the Amended Plan is subject to approval by our stockholders, allowing our stockholders to have a say in our equity compensation programs.

Clawback policy. In accepting an award under the Amended Plan, a participant agrees to be bound by any clawback policy that the we have in effect or may adopt in the future.

No automatic vesting of awards on a change in control event. The Amended Plan does not provide for the automatic vesting of awards in connection with a change in control event.

Material amendments require stockholder approval. Stockholder approval is required prior to an amendment of the Amended Plan that would (i) materially increase the number of shares authorized (other than as provided under the Amended Plan with respect to certain corporate events or substitute awards), (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.

Reasons Why Stockholders Should Approve the 2020 Plan Amendment
Incentivizes, Retains and Motivates Talent. It is critical to our success that we incentivize, retain and motivate the best talent in what is a competitive labor market. Our equity-based compensation program has always been and will continue to be a key component in our ability to pay market-competitive compensation to our employees.

Aligns with Our Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is inherently performance-based. As the value of our stock appreciates, our employees receive greater compensation at the same time that our stockholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then our employees would not receive any compensation in respect of stock options and would receive lower compensation than intended in respect of RSUs.

Aligns Employee and Director Interests with Stockholder Interests. Providing our employees and non-employee directors with compensation in the form of equity directly aligns the interests of those employees and non-employee directors with the interests of our stockholders. If the 2020 Plan Amendment is approved by our stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and non-employee directors and our stockholders.

Consistent with Stockholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the Amended Plan” and more thoroughly below, the Amended Plan was purposefully designed to include features that are consistent with the interests of our stockholders and sound corporate governance practices.

Information Regarding Burn Rate and Overhang
In developing our share request for the Amended Plan and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “burn rate” and our “overhang.”

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Gross burn rate is defined as the number of equity awards granted in the year divided by the basic weighted average number of common shares outstanding. Our gross burn rate is close to the benchmark set by Institutional Shareholder Services.

The table below sets forth our gross burn rate for the 2025, 2024 and 2023 fiscal years, as well as the average over those years.

Fiscal Year	Awards Granted	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate
2023	914,000	5,241,000	1.74%
2024	236,000	52,380,000	0.45%
2025(1)	1,588,000	52,679,000	3.01%
Three-Year Average	912,667	52,489,667	1.74%
(1) Includes 1,281,000 shares of Class A Common Stock underlying the 2025 Performance-Based Vesting Options (assuming maximum performance for all outstanding performance-based vesting options).

Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future awards, divided by the number of common shares outstanding. As of March 31, 2026, our overhang was 10.17%, reflecting:
•5,670,232 outstanding options to purchase shares of our Class A common stock under both of our 2020 Plan and our 2010 Stock Incentive Plan;
•201,818 outstanding RSUs
•123,806 shares available for future award grants;
•34,939,417 shares of Class A common stock outstanding; and
•18,000,000 shares of Class B common stock outstanding.

If the 3,200,000 shares proposed to be authorized for grant under the Amended Plan are included in the calculation, our overhang on March 31, 2026 would have been 14.80%.

Equity Compensation Plan Information. For more information on our equity compensation plans, please see the section titled “Stock Ownership and Related Information—Equity Compensation Plan Information” contained elsewhere in this proxy statement.

Description of the Amended Plan
The following is a brief summary of the Amended Plan. A copy of each of the Amended Plan and the 2020 Plan Amendment is attached as Appendix A and Appendix B, respectively, to this proxy statement. Please note that the following summary describes the Amended Plan as it is proposed to be amended by the 2020 Plan Amendment, as opposed to the Current Plan. As noted above, the 2020 Plan Amendment amends the Current Plan solely to increase the number of shares available for the issuance of awards. References to our board of directors in this summary shall include the compensation committee or any similar committee appointed by our board of directors to administer the Amended Plan.

Types of Awards; Shares Available for Awards; Share Counting Rules
The Amended Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs, and other stock-based awards as described below, which we collectively refer to as awards.

Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the Amended Plan (any or all of which may be in the form of incentive stock options) for up to 8,200,000 shares of Class A common stock. Subject to adjustment in the event of stock splits, stock dividends or similar events, the maximum number of shares of our Class A common stock with respect to which awards may be granted to any participant under the Amended Plan is 2,000,000 per calendar year.

For purposes of counting the number of shares available for the grant of awards under the Amended Plan and the sublimit of the Amended Plan, all shares of Class A common stock covered by SARs will be counted against the number of shares available for the grant of awards and against the sublimit of the Amended Plan. However, SARs that may be settled only in cash will not be so counted. In addition, if we grant a SAR in tandem with an option for the same number of shares of our Class A common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended Plan.

Shares covered by awards under the Amended Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares of Class A common stock subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares of Class A common stock not being issued (including as a result of a SAR that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the Amended Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards and against the sublimit of the Amended Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of Class A common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of Class A common stock upon exercise of an award or to satisfy tax withholding obligations with respect to awards (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the Amended Plan. Shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.
In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our board of directors may grant awards under the Amended Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our board of directors determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Amended Plan. Any such substitute awards shall not count against the overall share limits or any sublimits of the Amended Plan, except as required by reason of Section 422 and related provisions of the Code.
Description of Awards
Stock Options. Optionees receive the right to purchase a specified number of shares of Class A common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of our Class A common stock on the date of grant. If our board of directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our Class A common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the Amended Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).

Options may be exercised by delivery to us of a notice of exercise in a form (which may be electronic) approved by us. Upon exercise of options, the option exercise price must be paid in full either (i) in cash or check, payable to the order of our company; (ii) except as may otherwise be provided in the applicable option agreement or approved by the board of directors, by delivery of an undertaking by, or instructions by the optionee to, a creditworthy broker to deliver funds sufficient to pay the exercise price and any withholding; (iii) to the extent provided for in the applicable option agreement or approved by the board of directors and subject to certain conditions, by delivery shares of Class A common stock held by the participant having a fair market price equal to the exercise price; (iv) to the extent provided for in the applicable nonstatuatory stock option agreement or approved by the board of directors, by net exercise; (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the board of directors, in its sole discretion, by delivery of a promissory note (other than a participant who is an officer or director of ours) or payment of other lawful consideration; or (vi) by any combination of the foregoing.

Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive a number of shares of our Class A common stock, or cash (or a combination of shares of our Class A common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our Class A common stock over the measurement price. The Amended Plan provides that the measurement price of a SAR may not be less than the fair market value of our Class A common stock on the date the SAR is granted (provided, however, that if our board of directors approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years.

Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by stockholders or otherwise permitted under the terms of the Amended Plan in connection with certain changes in capitalization and reorganization events, we may not (1) amend any outstanding option or SAR granted under the Amended Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the Amended Plan) and grant in substitution therefor new awards under the Amended Plan (other than certain substitute awards issued in connection with an acquisition by us, described above) covering the same or a different number of shares of our Class A common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our Class A common stock, or (4) take any other action under the Amended Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange, or NYSE.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our Class A common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on any such unvested dividends.

Restricted Stock Units. RSUs entitle the recipient to receive shares of our Class A common stock, or cash equal to the fair market value of such shares, to be delivered at the time such award vests pursuant to the terms and conditions established by our board of directors. Our board of directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. Our board of directors may provide that a grant of RSUs may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our Class A common stock. Any such dividend equivalents may be settled in cash and/or shares of our Class A common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on any such dividend equivalents.

Other Stock-Based Awards. Under the Amended Plan, our board of directors may grant other awards of shares of Class A common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class A common stock or other property, having such terms and conditions as our board of directors may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be used as a form of payment in the settlement of other awards granted under the Amended Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of Class A common stock or cash, as the board of directors may determine.

Performance Awards. Awards made under the Amended Plan may be made subject to the achievement of performance goals. We refer to such awards as performance awards. The board of directors may specify that the granting, vesting and/or payout of a performance award will be subject to the achievement of one or more objective performance measures established by the board of directors, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles, or GAAP, or on a non-GAAP basis, as determined by the board of directors: (i) net income, (ii) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (iii) operating profit before or after discontinued operations and/or taxes, (iv) sales, (v) sales growth, (vi) earnings growth, (vii) cash flow or cash position, (viii) gross margins, (ix) stock price, (x) market share, (xi) return on sales, assets, equity or investment, (xii) improvement of financial ratings, (xiii) achievement of balance sheet or income statement objectives, (xiv) total stockholder return or (xv) any other performance measure established by the board of directors. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The board of directors may specify that such performance measures can be adjusted to exclude any one or more of (i) non-recurring or unusual gains or losses, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, (v) fluctuation in foreign currency exchange rates, (vi) charges for restructuring and rationalization programs, and (vii) any other factors the board of directors may determine. Such performance measures may vary by participant and may be different for different awards; may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the board of directors. The board of directors may adjust the cash or number of shares payable pursuant to a performance award, and the board of directors may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the participant or a change in control of our company.
Eligibility to Receive Awards
All of our employees, officers, directors, consultants and advisors are eligible to receive awards under the Amended Plan; however, incentive stock options may only be granted to our employees.

As of March 31, 2026 approximately 1,645 persons were eligible to receive awards under the Current Plan, including 1,599 employees (excluding officers), seven executive officers (all of whom are also employees), six directors (excluding executive officers) and 33 consultants. As of March 31, 2026, we had no advisors (excluding consultants).

On March 31, 2026, the last reported sale price of our Class A common stock on the NYSE was $25.50.
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code, our board of directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to us.
No Rights as a Stockholder
No participant shall have any rights as a stockholder with respect to any shares of Class A common stock to be issued with respect to an award granted under the Amended Plan until becoming a record holder of such shares, subject to the terms of an award agreement.
Clawback
In accepting an award under the Amended Plan, a participant agrees to be bound by any clawback policy that we have in effect or may adopt in the future, including our Clawback Policy.
Awards Granted under the Current Plan
The following table sets forth information about equity-based awards granted under the Current Plan since adoption of the Current Plan through March 31, 2026, to the individuals and groups described in the below table.

Name	Position	Number of Shares of Class A Common Stock Underlying Awards
		Time -Based Vesting Options	Performance-Based Vesting Options			RSUs
			Granted in connection with an 2021 acquisition	For the 2022-2024 performance period	For the 2025-2027 performance period
George P. Sakellaris	Chairman of the Board of Directors and Chief Executive Officer	350,000	—	500,000	400,000	24,837
Mark A. Chiplock	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	85,000	—	50,000	80,000	4,107
Michael T. Bakas	President - Renewable Fuels	155,000	—	50,000	100,000	8,680
Nicole A. Bulgarino	Co-President	155,000	—	50,000	100,000	8,680
Louis P. Maltezos	Co-President	120,000		50,000	100,000	4,385
Peter Christakis	Chief Operating Officer		—
All current executive officers as a group		1,075,000	—	930,000	930,000	50,689
All current directors who are not executive officers as a group		120,000	—	—	—	121,554
Each nominee for election as a director						—
Claire Hughes Johnson		40,000	—	—	—	20,546
Frank Wisneski		20,000				20,546
Each associate of any of such directors, executive officers or nominees		—	—			—
Each other person who received or is to receive 5 percent or more of such stock options, warrants or rights		—	—	—	—	—
All employees, including all current officers who are not executive officers, as a group		2,524,238	73,750	275,000	351,000	257,800
New Plan Benefits Table
The granting of awards under the Amended Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below. Pursuant to our non-employee director compensation policy (as such was revised for fiscal year 2026), we are are obligated to grant each of our non-employee directors a stock grant in the form of RSUs of that number of whole shares of our Class A common stock determined by dividing $150,000 by the average fair market value of our Class A common stock over a period of 30 trading days prior to the date of grant, upon initial election to our board of directors, which is pro-rated as of the date of such election, and as of the first meeting our of our board of directors following each annual meeting of stockholders thereafter, including the Annual Meeting, under the terms of our Non-Employee Director Compensation Policy.

Name	Position	Number of Shares of Class A Common Stock Underlying Awards
		Time -Based Vesting Options	RSUs
George P. Sakellaris	Chairman of the Board of Directors and Chief Executive Officer	—	—
Mark A. Chiplock	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	—	—
Michael T. Bakas	President - Renewable Fuels	—	—
Nicole A. Bulgarino	Co-President	30,000	—
Louis P. Maltezos	Co-President	30,000	—
Peter Christakis	Chief Operating Officer	30,000	—
All current executive officers as a group		90,000	—
All current directors who are not executive officers as a group(1)		(2)	—
Each nominee for election as a director		—	—
Each associate of any of such directors, executive officers or nominees		—	—
Each other person who received or is to receive 5 percent or more of such stock options, warrants or rights		—	—
All employees, including all current officers who are not executive officers, as a group		—	—

(1) Represents the aggregate dollar value of annual stock grants in the form of RSUs to be granted in 2026 to each non-employee director. Under our non-employee director compensation policy (as such was updated for fiscal year 2026), as of the first meeting of our board of directors following the Annual Meeting, each non-employee director will receive a stock grant in the form of RSUs of that number of whole shares of our Class A common stock determined by dividing $150,000 by the average fair market value of our Class A common stock over a period of 30 trading days prior to the date of grant. The amount set forth in the Dollar Value column above equals $150,000 multiplied by five non-employee directors who are expected to continue serving as such following the Annual Meeting (including the two non-employee directors who are standing for election at the Annual Meeting, which election is more fully described in Proposal 1 of this proxy statement). Excludes (i) RSUs that the non-employee directors will be entitled to receive under our Non-Employee Director Compensation Policy for subsequent years following 2026 and (ii) any discretionary awards that any non-employee director may be awarded under the Amended Plan.
(2) The numberof shares underlying the RSU awards to be made to the non-employee directors on the date of the Annual Meetning (as more fully described in footnote (1) above) is not determinabler at this time as such awardds wil be determined based on the stock price of of the Class A Common Stock over a period of 30 trading days prior to the grant.
Administration
The Amended Plan will be administered by our board of directors. Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended Plan that it deems advisable and to construe and interpret the provisions of the Amended Plan and any award agreements entered into under the Amended Plan. Our board of directors may correct any defect, supply any omission or reconcile any inconsistency in the Amended Plan or any award. All actions and decisions by our board of directors with respect to the Amended Plan and any awards made under the Amended Plan will be made in our board of directors’ discretion and will be final and binding on all persons having or claiming any interest in the Amended Plan or in any award.

Pursuant to the terms of the Amended Plan, our board of directors may delegate any or all of its powers under the Amended Plan to one or more committees or subcommittees of our board of directors. The board of directors has authorized the compensation committee to administer certain aspects of the Amended Plan, including the granting of awards to executive officers. Awards granted to non-employee directors must be granted and administered by a committee of the board of directors, all of the members of which are independent directors within the meaning of any stock exchange on which we list our Class A common stock.

Subject to any applicable limitations contained in the Amended Plan, the board of directors, the compensation committee, or any other committee to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Each award under the Amended Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our board of directors need not treat participants uniformly. Our board of directors will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award. The board of directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our Class A common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our board of directors, to (i) the number and class of securities available under the Amended Plan, (ii) the share counting rules set forth in the Amended Plan, (iii) the sublimit contained in the Amended Plan, (iv) the number and class of securities and exercise price per share of each outstanding option, (v) the share- and per-share provisions and the measurement price of each outstanding SAR, (vi) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the Amended Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our board of directors’ approval) arising out of any act or omission to act concerning the Amended Plan unless arising out of such person’s own fraud or bad faith.
Except as otherwise provided under the Amended Plan with respect to repricing outstanding stock options or SARs or with respect to amendments to the Amended Plan that require stockholder approval, our board of directors may amend, modify or terminate any outstanding award, including but not limited to, substituting for an award another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our board of directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Amended Plan or the change is otherwise permitted under the terms of the Amended Plan in connection with a change in capitalization or reorganization event.
Reorganization Events.
The Amended Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the Amended Plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our Class A common stock is converted into or exchanged for the right to receive cash, securities or other property, or is canceled, (b) any transfer or disposition of all of our Class A common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.
Provisions Applicable to Awards Other than Restricted Stock. Under the Amended Plan, if a reorganization event occurs, our board of directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our board of directors determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (1) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (2) upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately before the reorganization event and/or that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (4) in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (5) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. Our board of directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement.
Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our board of directors determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our board of directors may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.
Provisions for Foreign Participants
The board of directors may establish one or more sub-plans under the Amended Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The board of directors will establish such sub-plans by adopting supplements to the Amended Plan containing any limitations on the board of director’s discretion under the Amended Plan and any additional terms and conditions not otherwise inconsistent with the Amended Plan as the board of directors deems necessary or desirable. All supplements adopted by the board of directors will be deemed to be part of the Amended Plan, but each supplement will only apply to participants within the affected jurisdiction.
Amendment or Termination
If we receive stockholder approval of the Amended Plan, no award may be granted under the Amended Plan after May 28, 2030, but awards previously granted may extend beyond that date. Our board of directors may amend, suspend or terminate the Amended Plan or any portion of the Amended Plan at any time, except that no amendment that would require stockholder approval under the rules of the NYSE may be made effective unless and until such amendment has been approved by our stockholders. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our board of directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Amended Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the Amended Plan at the time the amendment is adopted, provided that our board of directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Amended Plan. No award will be made that is conditioned on stockholder approval of any amendment to the Amended Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our Class A common stock) prior to the receipt of such stockholder approval.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Amended Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under

Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by our company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to a RSU award. When the RSU vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the Amended Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

PROPOSAL 4 —NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, our board is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation of the company's named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement, is hereby approved.”

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather the overall compensation of our named executive officers and the philosophies, policies and practices described in this Proxy Statement.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, or CD&A, our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience necessary to successfully execute our business strategy. Our executive compensation program is designed to (1) reward the achievement of our annual and long-term operating and strategic goals; (2) recognize individual contributions; (3) align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and (4) retain and build our executive management team.

Stockholders are urged to read our CD&A, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers.

The vote solicited by this proposal is advisory and its outcome will not be binding on our board of directors nor require our board of directors to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of our board of directors or creating or implying any additional fiduciary duty of our board of directors (or any committee thereof). However, our board of directors and our compensation committee expects to take into account the outcome of this vote when considering future compensation arrangements for our named executive officers.

Our board of directors recommends a vote FOR this proposal.
* * *

STOCK OWNERSHIP AND RELATED INFORMATION
Stock Ownership
The following table sets forth certain information regarding the beneficial ownership of our Class A and Class B common stock as of the close of trading on March 31, 2026 (except as noted below) by: each of our directors and nominees; each of our named executive officers; all of our directors and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our Class A or Class B common stock.
Percentage ownership calculations for beneficial ownership in the table below are based on 34,861,428 shares of Class A common stock and 18,000,000 shares of our Class B common stock outstanding as of March 31, 2026.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting power or investment power with respect to our shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares subject to options, restricted stock units, warrants or other rights held by such person that are currently exercisable, will become exercisable or will vest and settle within 60 days of March 31, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Except as otherwise indicated in the footnotes to the table below, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information presented in the table below is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership representing less than one percent is denoted with an asterisk (*).
Percentage total voting power represents voting power of beneficially owned shares with respect to all shares of our Class A and Class B common stock, together as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to five votes per share of Class B common stock. Voting power of less than one percent is denoted with an asterisk (*).

	Class A Common Stock		Class B Common Stock		% Total Voting Power
Name and Address (**)	Shares	%	Shares	%
Named Executive Officers
George P. Sakellaris(1)	2,958,597	8.3%	18,000,000	100.0%	74.1%
Mark A. Chiplock (2)	33,565	*	—	—	*
Michael T. Bakas(3)	187,384	*	—	—	*
Nicole A. Bulgarino(4)	286,032	*	—	—	*
Peter Christakis (5)	82,356	*	—	—	*
Louis P. Maltezos (6)	78,110	*	—	—	*
Other Directors
David J. Corrsin(7)	90,912	*	—	—	*
Claire Hughes Johnson(8)	43,911	*	—	—	*
Jennifer L. Miller(9)	142,111	*	—	—	*
Charles R. Patton	13,389	*	—	—	*
Nickolas Stavropoulos(10)	69,466	*	—	—	*
Joseph W. Sutton(11)	303,466	*	—	—	*
Frank V. Wisneski(12)	119,232	*	—	—	*
Directors and executive officers as a group (12 persons)(13)	5,842,327	16.0%	18,000,000	100.0%	75.7%
Other Five Percent Stockholders
The Vanguard Group(14)	2,640,429	7.6%	—	—	2.1%
Grantham, Mayo, Van Otterloo & Co. LLC(15)	2,323,792	6.7%	—	—	—%
Blackrock, Inc.(16)	2,384,012	7.0%	—	—	—%
Wellington Management Group LLP (17)	3,850,700	11.2%	0	0	3.1%

**	Unless specified otherwise, the address of each of our directors, nominees for director and named executive officers is c/o Ameresco, Inc., 111 Speen Street, Suite 410, Framingham Massachusetts 01701
(1)	(i) Includes 670,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2026, (ii) 200,000 shares of Class A Common Stock held by Mr. Sakellaris's spouse, (iii) 1,100,000 shares of Class A common stock held by the George P. Sakellaris 2012 Delaware Dynasty Trust (the “2012 Trust”) and (iv) 5,338,391 shares of Class A Common Stock issuable upon conversion of shares of Class B common stock held by the CGS 2010 Irrevocable Trust (the "2010 Trust" and together with the 2012 Trust, the "Trusts"). Mr. Sakellaris may be deemed the beneficial holder of the shares held by the Trusts and his spouse and to share voting and dispositive power. Mr. Sakellaris disclaims beneficial ownership of the shares held by the Trusts and his spouse and this schedule shall not be deemed an admission that Mr. Sakellaris is the beneficial owner of the shares held by the Trusts or his spouse for purposes of Section 13 or for any other purpose.
(2)	Includes 31,899 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026.
(3)	Includes 173,750 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026.
(4)	Includes 226,736 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026.
(5)	Includes 69,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026.
(6)	Includes 46,015 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026.
(7)	Includes 64,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026, 441 shares of Class A Common Stock held by Mr. Corrsin's spouse and 6,000 options held by Mr. Corrsin's spouse that are exercisable within 60 days of March 31, 2026. Mr. Corrsin may be deemed the beneficial holder of the shares held by his spouse and to share voting and dispositive power. Mr. Corrsin disclaims beneficial ownership of the shares held by his spouse and this schedule shall not be deemed an admission that Mr. Corrsin is the beneficial owner of the shares held by his spouse for purposes of Section 13 or for any other purpose.
(8)	Includes 32,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026 and 1,800 shares held by a revocable trust of which the insider and her spouse are joint trustees..
(9)	Includes 120,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026.
(10)	Includes 55,355 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026.
(11)
Includes (i) 120,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2026 and (iii) 133,355 shares of our Class A common stock held by Sutton Ventures LP. Mr. Sutton is managing member of Sutton Ventures Group LLC, which is the general partner of Sutton Ventures LP.

(12)	Includes 94,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026.
(13)	Includes 1,744,755 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2026.
(14)	This information is as of March 31, 2025 and is based solely on a Schedule 13G filed by the Vanguard Group on April 30, 2025 (Vanguard Schedule 13G). In accordance with the disclosures set forth in the Vanguard Schedule 13G, The Vanguard Group reports shared voting power and sole dispositive power over120,865 and 2,488,157 shares of Class A Common Stock. The percent owned is based on the calculation provided by in the Vanguard Schedule 13G. The Vanguard Group has an address of 100 Vanguard Blvd., Malvern, PA 19355
(15)	This information is as of December 31, 2025 and is based solely on a Schedule 13G filed by Grantham, Mayo, Van Otterloo & Co. LLC on February 6, 2026 (Grantham Schedule 13G). In accordance with the disclosures set forth in the Grantham Schedule 13G,. Grantham, Mayo, Van Otterloo & Co. LLC reports sole voting and sole dispositive power over 2,323,792 shares of Class A Common Stock. The percent owned is based on the calculation provided by in the Grantham Schedule 13G. Grantham, Mayo, Van Otterloo & Co. LLC has an address of 53 State Street, Suite 3300, Boston, MA, 02109.

(16)	This information is as of December 31, 2025 and is based solely on a Schedule 13G filed by Blackrock on January 26, 2024 (Blackrock Schedule 13G). In accordance with the disclosures set forth in the Blackrock Schedule 13G, Blackrock reports sole voting and sole dispositive power over 2,345,213 and 2,384,012 shares of Class A Common Stock, respectively. The percent owned is based on the calculation provided by in the Blackrock Schedule 13G. Blackrock has an address of 50 Hudson Yards New York, NY 10001.
(17)	This information is as of December 31, 2025 and is based solely on a Schedule 13G filed by Wellington Management Group LLP on February 10, 2026 ( Wellington Schedule 13G). In accordance with the disclosures set forth in the Wellington Schedule 13G,Wellington reports shared voting and sole dispositive power over 2,957,163. and 3,901,333 shares of Class A Common Stock, respectively. The percent owned is based on the calculation provided by in the Wellington Schedule 13G. Wellington has an address of c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210.
Equity Compensation Plan Information
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders (2)	5,096,829	$29.32	776,755
Equity compensation plans not approved by security holders	—	—	—
Total	5,096,829	$29.32	776,755

(1) Weighted-average exercise price does not take into account shares of common stock subject to outstanding restricted stock units as such shares of common stock will be issued at the time they vest, without any cash consideration payable for those shares of common stock.
(2) Consists of our 2010 stock incentive plan, 2020 stock incentive plan and our 2017 employee stock purchase plan.
(3) Consists of 123,806 shares of our class A common stock remaining available for future issuance are under our 2020 stock incentive plan and 117,003 shares of our class A common stock remaining available for future issuance under our 2017 employee stock purchase plan, including shares subject to purchase during the current purchase period. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2025, shares under our 2020 stock incentive plans may instead be issued in the form of stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. We are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2025.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors
In accordance with the terms of our restated certificate of incorporation and by-laws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors will be elected each year. The members of the classes are as follows:
•the class I directors are Claire Hughes Johnson, Charles R. Patton and Frank V. Wisneski, and their term expires at this Annual Meeting;
•the class II directors are David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, and their term expires at the annual meeting to be held in 2027; and
•the class III directors are Jennifer L. Miller and Nickolas Stavropoulos, and their term expires at tm expires at the annual meeting to be held in 2028.
Each director in a class will be eligible to be chosen as a nominee for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Charles R. Patton., will not be standing for re-election as a Class I director at the Annual Meeting. Our board of directors currently consists of eight members, and following the Annual Meeting subject to approval of this proposal, our board of directors will consist of seven members.
Below is information about each nominee for election as a class I director, as well as other members of our board of directors whose terms continue after the Annual Meeting. This information includes each director’s age as of March 31, 2026 and length of service as a director of Ameresco, their principal occupation and business experience for at least the past five years and the names of other publicly held companies or investment companies of which he or she has served as a director for at least the past five years.
We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us.
There are no family relationships among any of our directors, nominees for director and executive officers.
Directors Whose Terms Expire at this Annual Meeting (Class I Directors)
Claire Hughes Johnson, age 53, has served as a director since July 2021. Since October 2014, Ms. Hughes Johnson has served in various roles with the global financial technology company Stripe, Inc., first as chief operating officer until April 2021 and since then as corporate officer and advisor. Prior to joining Stripe, she spent ten years at Google, leading various business teams including the launch and operations of Gmail and Google Apps. She was also the vice president responsible for Adwords mid-market revenue globally, Google Offers and the business operations of Google’s self-driving car project. Ms. Hughes Johnson also currently serves on the board of two other public companies: a self-driving technology company, Aurora Innovation, Inc. and HubSpot, Inc. a customer relationship management platform, and on the board of various private and non-profit organization such as The Atlantic, Milton Academy and Brown University. She has previously served on the board of Hallmark Cards, Inc. We believe Ms. Johnson’s experience directing product innovation as well as go to market- and operational strategy for a range of technology industry leaders contributes a valuable viewpoint to our board.
Frank V. Wisneski, age 79, has served as a director since 2011. Prior to retiring in 2001, Mr. Wisneski was a Partner and Senior Vice President at Wellington Management Company, LLP, an institutional asset manager serving clients globally, where he had worked since 1969. We believe that Mr. Wisneski is qualified to serve as a director because of his prior experience conducting financial and strategic analysis of companies, including emerging areas and companies, and establishing and building new investment products for institutional asset management clients. Since retiring, Mr. Wisneski has maintained a focus on financial and strategic analysis by serving on investment, finance and executive committees at several nonprofit organizations. We believe his experience analyzing companies to support investment decisions contributes a valuable viewpoint to our board.
Directors Whose Terms Expire in 2027 (Class II Directors)
David J. Corrsin, age 67, has served as our executive vice president, general counsel and secretary, as well as a director, since 2000. From 1996 to 2000, Mr. Corrsin was executive vice president of Public Power International, Inc., an independent developer of power projects in Europe and southern Asia. We believe that Mr. Corrsin is qualified to serve as a director because of his extensive experience with energy regulations, federal, state and local regulatory authorities and complex energy construction and financing projects, gained through more than 30 years of energy-related legal practice, and his more than 30 years of service as an executive officer of our company.
George P. Sakellaris, age 79, who is our principal stockholder, has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000. Mr. Sakellaris previously founded Noresco in 1989 and served as its president and chief executive officer until 2000. Mr. Sakellaris was a founding member and previously served as the president, and is currently a director, of the National Association of Energy Service Companies, a national trade organization representing the energy efficiency industry. We believe that Mr. Sakellaris is qualified to serve as a director because of his more than 35 years of experience in the energy services and renewable energy industries, his leadership experience, skill and familiarity with our business gained from serving as our chief executive officer for over 20 years, as well as his experience developed through founding and serving as chief executive officer of two previous energy services companies.
Joseph W. Sutton, age 78, has served as a director since 2002. Since 2000, Mr. Sutton has been the manager of Sutton Ventures Group, LLC, an energy investment firm that he founded. In 2007, he founded and has since led Consolidated Asset Management Services, or CAMS, which provides asset management, operations and maintenance, information technology, budgeting, contract management and development services to power plant ventures, oil and gas companies, renewable energy companies and other energy businesses. From 1992 to November 2000, Mr. Sutton worked for Enron Corporation, an energy company, where he most recently served as vice chairman and as chief executive officer of Enron International. We believe that Mr. Sutton is qualified to serve as a director because of his prior experience in the energy industry. For example, at both Sutton Ventures and CAMS, he has had significant experience in energy industry capital raising transactions, as well as in the ownership and management of, and the provision of advisory and other services to, a wide range of energy-related businesses. At Enron, Mr. Sutton was responsible for budgeting, financial reporting and planning for Enron’s international business unit and oversaw the development, construction, financing, operation and management of numerous energy projects.
Directors Whose Terms Expire in 2028 (Class III Directors)
Jennifer L. Miller, age 70 has served as a director since 2015. From September 2015 through April 2020, Ms. Miller served as chief business sustainability officer of Sappi North America, the U.S. subsidiary of Sappi Limited, a producer of diversified cellulosic products including packaging and specialty papers, printing papers, biomaterials and biochemicals. From 2002 to August 2015, Ms. Miller held senior management positions at Sappi North America, including executive vice president and chief sustainability officer, executive vice president – strategic marketing and executive vice president – publishing. We believe that Ms. Miller is qualified to serve as a director because of her qualifications and experience, including in the energy utility industry, where she previously served as general counsel for a gas utility, and more recently her sustainability leadership role at a multi-national manufacturing company. We believe her direct experience and understanding of how commercial/industrial enterprises evaluate and plan for energy efficiency initiatives are particularly valuable to the board and management as they continue to develop strategies for the commercial/industrial market.
Nickolas Stavropoulos, age 68, has served as a director since April 2019. Mr. Stavropoulos served as the president and chief operating officer of Pacific Gas and Electric Company from March 2017 through September 2018, as president, gas from August 2015 through February 2017 and executive vice president, gas operations from June 2011 to August 2015. In January 2019, Pacific Gas and Electric Company and its parent company, PG&E Corporation, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Pacific Gas and Electric Company, Mr. Stavropoulos served as executive vice president and chief operating officer of National Grid from 2007 through 2011. Prior to that role, Mr. Stavropoulos was president of KeySpan Energy Delivery, and also held several senior leadership roles at Colonial Gas Company and Boston Gas. Mr. Stavropoulos also serves as a director for the publicly traded company Enterprise Bancorp, and various private, and non-profit organizations, including TRC Companies, Picarro, Mosaic, Bentley University, and the Gas Technology Institute. We believe that Mr. Stavropoulos is qualified to serve as a director because of his more than 40 years of experience in the energy industry, as well as detailed knowledge of the U.S. natural gas sector. He has extensive executive management, business, and leadership experience in areas such as safety, utility operations, information technology, regulatory affairs, strategic planning, supply chain, finance, sales, business development, and marketing.
Director Independence
A majority of our board of directors consists of “independent” directors. To be considered independent by our board of directors, a director must be independent in accordance with the rules and regulations of the New York Stock Exchange, or NYSE, and in our board of directors’ judgment, the director must not have a material relationship with Ameresco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ameresco). Our board of directors has established corporate governance guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Ameresco if he or she is independent under NYSE rules and regulations, and he or she:
•is an executive officer of another company which is indebted to us or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or
•serves as an officer, director or trustee of a tax-exempt organization, unless our discretionary contributions to such organization are more than the greater of $1 million or two percent of that organization’s consolidated gross revenue.
Our board has determined that all of our directors, other than Messrs. Sakellaris and Corrsin, qualify as “independent.” Neither Messrs. Sakellaris nor Corrsin is considered independent because they are employees of our company. Further, the Board has determined that each member of each of the committees of the Board is independent in accordance with the rules and regulations of the NYSE and, as applicable, Rule 10a-3(b)(1) and Rule 10C-1 under the Exchange Act. In making its independence determinations, the board considered, among other things, the requirements under NYSE rules and regulations and our corporate governance guidelines, relevant transactions between our company and entities associated with the independent directors and determined that none have any relationship with the company or other relationships that would impair the directors' independence.

Board Leadership Structure
George P. Sakellaris currently serves as both our chairman of the board and chief executive officer. Our board of directors does not have a policy regarding the separation of the roles of chairman and chief executive officer, as the board believes it is in our stockholders’ best interests that we make this determination based on an assessment of the current condition of our company and composition of the board. Our board of directors believes that having Mr. Sakellaris serve in both roles is in the best interests of our stockholders at this time because it makes the best use of Mr. Sakellaris’s extensive knowledge of our company and our industry, and fosters greater communication between management and the board of directors.
In light of the dual role played by Mr. Sakellaris in our corporate governance structure, we also have established a position of a lead independent director. Mr. Sutton is our lead independent director. Mr. Sutton is an independent director within the meaning of applicable NYSE rules. The duties of the lead director include the following:
•chairing any meeting of our non-management or independent directors in executive session;
•meeting with any director who is not adequately performing their duties as a member of our board of directors or any committee;
•facilitating communications between other members of our board of directors and the chairman of our board of directors and/or the chief executive officer; however, each director is free to communicate directly with the chairman of our board of directors and with the chief executive officer;
•monitoring, with the assistance of our general counsel, communications from stockholders and other interested parties and providing copies or summaries to the other directors as he considers appropriate;
•working with the chairman of our board in the preparation of the agenda for each board of directors meeting and in determining the need for special meetings of the board of directors; and
•otherwise consulting with the chairman of our board of directors and/or the chief executive officer on matters relating to corporate governance and the performance of our board of directors.

Risk Oversight by our Board
One of the key functions of our board of directors is informed oversight of company performance, strategy, capital allocation, succession planning, and our risk management process. Our board of directors also analyzes our company’s three-year strategic plan and reviews progress towards stated goals with the executive management team on a quarterly basis. Our management is responsible for risk management on a day-to-day basis. Our board of directors as a whole oversees company risk management, and its standing committees address risks inherent in their respective areas of oversight. The quarterly meeting cadence of our board and committees supports regular senior management engagement, regular business, governance, and regulatory updates, and oversight of our enterprise risks and other key initiatives.

Board
Our board is responsible for monitoring and assessing strategic risk exposure and overall enterprise risk exposure.
Our board reviews management updates quarterly and holds a strategic session with management annually. These updates and sessions also cover topics such as capital allocation, succession planning, cybersecurity and environmental, social and governance (“ESG”) matters.
The chair of each of our board committees provides a report to the full board of matters covered at the committee level.
Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Oversees risks related to financial reporting and internal controls.	Oversees company risks and policies related to compensation, recruiting, and retention of our executive officers.	Evaluates and makes recommendations regarding the organization and governance of the board and its committees.
Oversees cybersecurity risk, including receiving periodic updates from our SVP, IT.	Oversees risks related to our broader company compensation philosophy and succession.	Oversees the evaluation process for the board and its committees.
	Receives updates and oversees risks related to the regulatory environment for compensation.	Reviews succession plans for board and executive leadership.
Receives regular updates on ESG matters from our SVP, Marketing
More details about our committees and their responsibilities can be found below under “Committees of our Board of Directors and Board Meetings.” Our board is guided by our Code of Business Conduct and Ethics ("Code"), as well as our Corporate Governance Guidelines. These documents, as well as other Corporate Governance documents, may be found at ir.ameresco.com. Information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.

Committees of our Board of Directors and Board Meetings
Standing Committees.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.ameresco.com.
All of the members of our board’s three standing committees described below have been determined to be independent as defined under applicable NYSE rules and in the case of all members of the audit committee, the independence requirements set forth in Rule 10A-3 under the Exchange Act and, in the case of all members of the compensation committee, the independence requirements set forth in Rule 10C-1 under the Exchange Act. The table below provides the committee composition as of April 10, 2026 and the number of meetings of each committee in 2025.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Claire Hughes Johnson		x	x
Jennifer L. Miller		x	Chair
Charles R. Patton	x		x
Nickolas Stavropoulos	Chair	x
Joseph W. Sutton	x	Chair
Frank V. Wisneski	x		x
Number of meetings	4	2	2
Audit Committee.
Our board of directors has determined that each of the current members of our audit committee satisfy the requirements for financial literacy and independence under applicable NYSE and SEC rules and regulations. Mr. Stavropoulos is the chair of the audit committee and has, together with Mr. Wisneski, been designated an “audit committee financial expert” as defined by SEC rules and satisfies the financial sophistication requirements of applicable NYSE rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.
The audit committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•overseeing our internal audit function;
•overseeing our risk assessment and risk management policies;
•establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff, registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions;
•preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders;
•evaluating, at least annually, the performance of the audit committee, and periodically reviewing and reassessing its charter; and
•overseeing cyber security matters.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “—Audit Committee Report.”
Compensation Committee.
Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:
•annually reviewing and approving, or making recommendations to our board of directors with respect to, corporate goals and objectives relevant to CEO compensation;

•determining, or making recommendations to our board of directors with respect to, our CEO’s compensation;
•reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;
•overseeing an evaluation of our senior executives;
•overseeing and administering our cash and equity incentive plans;
•reviewing and making recommendations to our board of directors with respect to director compensation;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;
•evaluating, at least annually, the performance of the compensation committee, and periodically reviewing and reassessing its charter; and
•preparing the compensation committee report required by SEC rules, which is included below under “Executive Compensation and Related Information—Compensation Committee Report.”
The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “Executive Compensation and Related Information—Compensation Discussion and Analysis” below.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. Additionally, the compensation committee may delegate authority to one of our directors of officers to approve equity grants to employees (other than executive officers) within preapproved thresholds set by the compensation committee.
Nominating and Corporate Governance Committee.
The nominating and corporate governance committee’s responsibilities include:
•identifying individuals qualified to become members of our board of directors;
•recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;
•reviewing and making recommendations to our board of directors with respect to our board of directors’ leadership structure;
•reviewing and making recommendations to our board of directors with respect to board and management succession planning;
•developing and recommending to our board of directors corporate governance principles;
•overseeing an annual evaluation of our board of directors and its committees; and
•overseeing ESG matters.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
Board Meetings.
Our board of directors met five times in 2025. During 2025, each director attended at least 75% of the aggregate number both of board meetings and of meetings held by all committees on which he or she then served. Our corporate governance guidelines provide that directors are responsible for attending each annual meeting of our stockholders. All of our directors attended our 2025 annual meeting of stockholders.
Director Compensation
Non-employee Director Compensation Program

Our non-employee director compensation program, for the fiscal year ended December 31, 2025 provided the following compensation for our non-employee directors:

	Lead Independent Director/ Committee Chair retainer ($)	Member retainer ($)(1)	Restricted Stock Unit (RSU) grant($) (2)
Board of Directors	20,000	70,000	135,000
Audit Committee	20,000	10,000
Compensation Committee	15,000	6,000
Nominating and Governance Committee	12,500	5,000
(1) Committee chairs do not receive separate member retainers for service on the committee they chair.
(2) Granted on the date of each annual meeting of stockholders (and a pro rated grant is made on the director's initial election). The number of RSUs granted is determined by dividing $135,000 by the average fair market value of Ameresco's Class A Common stock over a period of 30 trading days prior to the date of the grant. The RSUs vest as to 100% on the anniversary of the RSU grant date and vest in full upon a change in control of Ameresco.
2025 Director Compensation.
The following table sets forth information regarding compensation earned by our non-employee directors during 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Claire Hughes Johnson(2)	81,000	154,751	235,751
Jennifer L. Miller(3)	88,500	154,751	243,251
Charles R. Patton	85,000	154,751	239,751
Nickolas Stavropoulos(4)	86,000	154,751	240,751
Joseph W. Sutton(5)	115,000	154,751	269,751
Frank V. Wisneski(6)	95,000	154,751	249,751

(1) Represents the aggregate fair value on the grant date of RSUs granted to our non-employee directors calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, related to time-based vesting. See Note 14 of the “Notes to Consolidated Financial Statements - Stock-Based Compensation and Other Employee Benefits” in our annual report on Form 10-K for the year ended December 31, 2025.
(2) As of December 31, 2025, Ms. Johnson held options to purchase an aggregate of 40,000 shares of our Class A common stock with a weighted average exercise price of $68.22 per share.
(3) As of December 31, 2025, Ms. Miller held options to purchase an aggregate of 120,000 shares of our Class A common stock with a weighted average exercise price of $14.05 per share.
(4) As of December 31, 2025, Mr. Stavropoulos held options to purchase 72,000 shares of our Class A common stock with a weighted average exercise price of $20.50 per share.
(5) As of December 31, 2025, Mr. Sutton held options to purchase an aggregate of 120,000 shares of our Class A common stock with a weighted average exercise price of $14.05 per share.
(6) As of December 31, 2025, Mr. Wisneski held options to purchase an aggregate of 94,000 shares of our Class A common stock with a weighted average exercise price of $15.76 per share.

Other benefits.
We reimburse our non-employee directors for reasonable travel expenses incurred in connection with board and committee meetings. We have also entered into indemnification agreements with all of our directors. We do not provide any other benefits, including retirement benefits or perquisites, to our non-employee directors.
The following table shows the aggregate number of unvested RSUs held by our non-employee directors as of December 31, 2025:

Name	RSUs(#)
Claire Hughes Johnson	10,435
Jennifer L. Miller	10,435
Charles R. Patton	10,435
Nickolas Stavropoulos	10,435
Joseph W. Sutton	10,435
Frank V. Wisneski	10,435
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, conferring from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.
In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee is also committed to ensuring our board can contribute to our company based on a variety of backgrounds, including age, education, professional experience, viewpoints and skills. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The nominating and corporate governance committee has always endeavored to have a broad, inclusive process for identifying highly qualified candidates.
When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. To recommend director candidates for consideration by the nominating and corporate governance committee, a stockholder must send a written notice to our corporate secretary. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of Ameresco stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of Ameresco stock. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2027 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “Additional Information—Stockholder Proposals” below. You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, which is located at www.ameresco.com.
Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2027 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined under “Additional Information—Stockholder Proposals” below.
Communicating with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Governance Policies and Practices
Code of Business Conduct and Ethics.
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at www.ameresco.com. In addition, we intend to post on our website all disclosures that are required by law or applicable NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.
Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the Investor Relations section of our website, which is located at www.ameresco.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:
Ameresco, Inc.
111 Speen Street, Suite 410,
Framingham, Massachusetts 01701
Attention: Investor Relations Department
Corporate Governance Guidelines.
Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:
•our board’s principal responsibility is to oversee the management of Ameresco;
•a majority of the members of our board of directors shall be independent directors;
•the non-management directors meet regularly in executive session;
•directors have full and free access to management and employees of our company, and the right to hire and consult with independent advisors at our expense;
•new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•at least annually, our board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.
Insider Trading Policy and Anti-Hedging and Pledging
We have adopted an insider trading policy governing the purchase, sale and/or other dispositions of company securities by our directors, officers, employees, and other covered persons. We believe the insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of our insider trading policy is filed as Exhibit 19.1 to our annual report on Form 10-K for the fiscal year ended December 31, 2025. It is also the policy of our company not to engage in transactions in company securities while in possession of material nonpublic information concerning our company or its securities.
Our insider trading policy prohibits executive officers, employees and directors from purchasing Ameresco securities on margin, borrowing against Ameresco securities held in a margin account, or pledging Ameresco securities as collateral for a loan. An exception may be granted, however, under the policy for pledging Ameresco securities as collateral for a loan where the executive officer clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Our insider trading policy also prohibits executive officers and directors from engaging in short sales of Ameresco securities, including short sales “against the box” or in purchases or sales of puts, calls or other derivative securities based on Ameresco securities.

Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Pursuant to our insider trading policy, such plan may only be adopted, terminated of amended when they are not in possession of material, nonpublic information concerning our company. Furthermore, our executive officers are required to comply with cooling off period for the plans providing that trades under a plan can only take place at the later of (i) 90 days from the adoption of the plan or (ii) two days after the filing of the annual or quarterly report for the quarter in which the plan was adopted, and generally may not have multiple trading plan in effect at the same time. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.
Policies and Practices Related to the Grant of Certain Equity Awards
We grant equity awards to our employees and directors on an annual basis. We may also grant equity awards to individuals upon hire or promotion or for retention purposes. We currently do not grant stock appreciation rights or similar option-like instruments. During the last fiscal year, neither our board, nor our compensation committee nor our chief executive officer under the delegation of authority granted to him by our board took material nonpublic information into account when determining the timing or terms of stock options, except that in accordance with our company’s equity awards practices the grant of awards were deferred until a date on which our company was not in possession of material nonpublic information. Under these practices, our annual equity awards are generally approved at the compensation committee or board meeting in February and granted on March 10 each year after the filing of our annual report on Form 10-K. As such, we did not grant stock options during periods in which there was material nonpublic information concerning our company, including (i) during blackout periods or (ii) at any time during the period beginning four business days before and ending one business day after the filing of any Form 10-Q or 10-K, or the filing or furnishing of a Form 8-K that discloses material nonpublic information. Equity awards are not granted in anticipation of the release of material nonpublic information, and the release of material nonpublic information is not timed on the grant dates of such equity awards. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Stock Ownership Guidelines.
We maintain stock ownership guidelines for executive officers and non-employee directors to encourage our company’s executive officers and non-employee directors to obtain a significant ownership interest in our company, thereby helping to align their interests with those of Ameresco’s stockholders. Our executive officers also hold time vesting options as described under Executive Compensation and Related Information - Outstanding Equity Awards, which we believe further promotes alignment with stockholder interest.
Non-employee Directors. The stock ownership guidelines applicable to our non-employee directors require our non-employee directors to achieve and maintain share ownership at a value equal to five times the annual cash retainer earned by the directors, not including retainers for committee service or as the lead independent director. In calculating stock ownership under these guidelines, we include (i) outstanding shares of common stock and (ii) vested and unvested RSUs. Options are not included in this calculation. Compliance with the ownership guidelines is measured annually by the end of the first quarter, based upon the 90 day average stock prices. Our non-employee directors have five years from October 2022 or, if later, their appointment to the board, to achieve the required ownership level. Based on this phase-in, as of January 1, 2026, each covered individual was in compliance with the stock ownership requirements.
Executive Officers: In February 2026, we updated our ownership guidelines applicable to our executive officers to better reflect our compensation practices while continuing to promote alignment with the interests of our stockholders. These guidelines target share ownership at a value equal to (i) five times annual base salary for the chief executive office and (ii) three times annual base salary for other Section 16 officers who serve as executive vice presidents of our company (or as the president of a business unit). In calculating stock ownership under these guidelines, we include (i) outstanding shares of common stock, (ii) vested and unvested RSUs, as well as (iii) options that are vested and “in the money”. We believe that by calculating options that are vested and in the money it promotes the alignment executive officer’s interest with stockholder value creation. Compliance with the ownership guidelines is measured annually by the end of the first quarter, based upon the 90 day average stock prices. Newly appointed executive officers have five years from their appointment as executive officers, to achieve the required ownership. As of January 1, 2026, each covered individual was in compliance with the stock ownership requirements.

Clawback Policy
Our Board has adopted a Clawback Policy that requires us to recoup or otherwise recover certain incentive compensation paid to our company's executive officers in the event of a restatement of our financial statements.

Compensation Committee Interlocks and Insider Participation
No member of our compensation committee during our last fiscal year is or has been a current or former officer or employee of Ameresco, Inc. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during our last fiscal year.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Our Executive Officers and Our Named Executive Officers
The following is a list of our executive officers, their ages as of March 31, 2026 and their principal positions:

Name	Age	Position(s)
George P. Sakellaris	79	Chairman of the Board of Directors and Chief Executive Officer
Mark A. Chiplock	56	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Michael T. Bakas	57	President - Renewable Fuels
Nicole A. Bulgarino	53	Co-President
David J. Corrsin	67	Executive Vice President, General Counsel, Secretary, and Director
Louis P. Maltezos	59	Co-President
Peter A. Christakis	56	Chief Operating Officer
George P. Sakellaris: Mr. Sakellaris has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000. From the founding until April 1, 2026, Mr. Sakellaris also served as the President of Ameresco.

Michael T. Bakas: Mr. Bakas was promoted to President - Renewable Fuels in October 2024. Prior to this, he served as our executive vice president, distributed energy systems, since November 2017. Prior to this, Mr. Bakas served in various capacities with our company since 2000, including as our senior vice president, renewable energy, from March 2010 to November 2017.

Nicole A. Bulgarino: Ms. Bulgarino was promoted to Co-President of Ameresco on April 1, 2026. Prior to this, she served as President- Federal Solutions and Utility Infrastructure from October 2024 to April 2026 and as our executive vice president and general manager of federal solutions from May 2017 to October 2024 in which role she took on overseeing our battery Energy Storage Systems and our operations in Hawaii and Alaska in 2023. Ms. Bulgarino has been with our company since 2004, including serving as our senior vice president and general manager of federal solutions from May 2015 to May 2017.

Mark A. Chiplock: Mr. Chiplock has served as chief financial officer and chief accounting officer since August 31, 2024. Prior to this, he served as our senior vice president of finance and chief accounting officer from February 2022 to August 2024, as our vice president of finance and chief accounting officer from July 2019 to February 2022, as our interim chief financial officer and treasurer from October 2018 to July 2019, and as our corporate controller from June 2014 to July 2019.

Peter Christakis: Mr. Christakis was promoted to Chief Operating Officer of Ameresco on April 1, 2026. Prior to this, he served as President - East USA, Greece and Project Risk from October 2024 to April 2026 and as executive vice president from May 2023 to October 2024 overseeing the East Region. Before being promoted executive officer, Mr. Christakis served as senior vice president East Region from 2019.

David J. Corrsin: Mr. Corrsin has served as our executive vice president, general counsel, and secretary, as well as a director, since 2000.

Louis P. Maltezos: Mr. Maltezos was promoted to Co-President of Ameresco on April 1, 20926. Prior to this, he served as President - Central and Western USA and Canada Region from October 2024 to April 2026 and as executive vice president since April 2009 overseeing US central region and Canada operations, in which role he took on overseeing all of North America other than the regions covered by Messrs. Bakas, Christakis, and Ms. Bulgarino in 2023 . Prior to this, Mr. Maltezos served in various management capacities with our company since 2004, including as vice president and general manager of our Midwest regions from June 2004 to April 2009.

Our named executive officers, or NEOs, for the year ended December 31, 2025, were:

Name	Title
George P. Sakellaris	Chairman of the Board of Directors and Chief Executive Officer
Mark A. Chiplock	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Michael T. Bakas	President - Renewable Fuels
Nicole A. Bulgarino	Co-President
Louis P. Maltezos	Co-President
Peter Christakis	Chief Operating Officer

Compensation Discussion and Analysis
This section discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our NEOs.
As a company dedicated to a pay-for-performance culture, we aim to provide our executive officers with compensation that is significantly performance-based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.

2025 Highlights
Taking Stockholder Input into Account.
We value our stockholders’ perspectives on executive compensation and consider their input an important part of our compensation‑setting process. During 2025, we engaged in discussions with several of our most significant institutional stockholders to solicit their views on our executive compensation programs. This feedback, together with input from our compensation consultant, informed the Compensation Committee’s ongoing efforts to refine our executive compensation programs to support long‑term growth, align with stockholder interests, and meet the Company’s needs to attract, retain, and motivate talented executives.

Company Highlights for 2025
During the year ended December 31, 2025, our company delivered strong operational and financial performance. Revenues were approximately $2.0 billion, total project backlog increased to approximately $5.0 billion, contracted backlog increased to approximately $2.5 billion, and we placed approximately 121 MWe of energy assets into operation.

Executive Compensation Action in 2025
The executive compensation actions for 2025 were designed to reinforce a pay‑for‑performance orientation and support the Company’s long‑term strategic objectives. In connection with these actions, our compensation committee determined that substantially all equity awards granted to our NEOs in 2025 would be performance‑based and subject to a multi‑year performance measurement.

Our compensation committee also approved only modest increases to base salaries for the NEOs in 2025. No base salary increase was approved for Mr. Sakellaris, our Chief Executive Officer. In addition, based on the level of achievement under the Company’s annual incentive plan, the NEOs received modest cash incentive awards for 2025.

Long-term executive compensation approach:
We adopt a long‑term approach to executive compensation designed to align executive pay outcomes with stockholder interests and long‑term value creation. As illustrated in the chart below, the realized compensation of our Chief Executive Officer is meaningfully influenced by stock price performance and the achievement of performance targets, reinforcing alignment between executive compensation and stockholder returns. This alignment is further demonstrated by the pay‑versus‑performance tables included elsewhere in this proxy statement.

Our equity compensation framework is designed to balance sustained performance incentives with retention over extended time horizons. Time‑based equity awards generally vest over multi‑year periods to encourage continued service, while performance‑based equity awards are tied to cumulative performance over multi‑year measurement periods and vest upon completion of the applicable performance cycle. In addition, RSUs provide a retention‑focused component within our overall equity program. We believe this structure appropriately incentivizes executives to drive both near‑term execution and long‑term growth.

CEO Reported Pay vs. Realizable Pay
($000s)
Reported (1)
Realizable (2)
1,971
1,834
1,549
1,549
3,340
8,134
2,287
3,839
2023
2024
2025
Three Year Average (2023-2025)

(1) Reported pay reflects total compensation as disclosed in the summary compensation table.
(2) Realizable pay reflects the sum of base salary, annual bonus, and all other compensation (other than option and other equity awards) as disclosed in the summary compensation table plus (i) the in-the-money value of vested and unvested stock options using the 12/31/25 closing stock price of $29.29 and (ii) the value of any RSUs granted in the year using the 12/31/25 closing stock price. The performance-based vesting options granted in 2025 were valued as if 100% of such options would vest. We generally grant performance-based vesting options only three years, resulting in the compensation being shown as higher every third year.

Significant Portion of NEO Pay is “at-Risk”:
As shown in the chart below, a significant portion of our NEOs compensation is considered “at risk.” A substantial portion of total compensation is delivered through equity awards, the vesting and ultimate value of which depend on the achievement of performance objectives and/or changes in our stock price. We consider compensation to be “at risk” to the extent that payout is contingent on performance‑based vesting conditions and/or the value ultimately realized is tied to stock price performance.
This emphasis on at‑risk compensation is intended to align executive pay outcomes with Company performance and stockholder experience, as further illustrated by the pay‑versus‑performance information and related tables included elsewhere in this proxy statement.

(1) calculations are based on the values reflected in the summary compensation table.

Overview of Executive Compensation Process
Compensation Decisions.
Our compensation committee oversees our executive compensation programs. Our compensation committee, either as a committee or together with the other independent directors, makes all compensation decisions regarding our chief executive officer. In determining compensation for our executive officers, the compensation committee considers each executive officer’s particular position and responsibility and relies upon the judgment and industry experience of its members, including their knowledge of competitive compensation levels across companies and industries. To assist the compensation committee in this determination, our chief executive officer makes recommendations to the compensation committee regarding the compensation of our executive officers other than himself. Our chief executive officer is not present for compensation committee or board discussions regarding his compensation.
We believe that compensation should be competitive with compensation for executive officers in similar positions and with similar responsibilities in our market. The compensation committee uses competitive market data as one factor when making compensation decisions, understanding that such data cannot be applied formulaically, and has historically taken into account other data, including input from the members of the compensation committee based on their experience in compensation matters. As a part of this process, our compensation committee with the assistance of the committee’s compensation consultant FW Cook has established a compensation peer group which is periodically reviewed and updated. The following peer group was used for 2025: Argan, Inc., Bloom Energy Corporation, Bowman Consulting Group Ltd., Centuri Group, Inc., EnerSys, Inc., Fluence Energy, Inc., IES Holdings, Inc., Itron, Inc., Limbach Holdings, Inc., Matrix Service Company, MYR Group, Inc., NV5 Global, Inc., Plug Power Inc., Shoals Technologies Group, Inc., SolarEdge Technologies, Inc., Sunrun Inc., and Willdan Group, Inc.
Objectives of Our Executive Compensation Program.
Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:
•reward the achievement of our annual and long-term operating and strategic goals;
•recognize individual contributions;
•align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and
•retain and build our executive management team.

To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation—annual incentive bonuses—to key corporate financial goals and to individual goals. We also provide a portion of our executive compensation in the form of equity awards that vest over time or based on the achievement of performance targets. We believe this approach helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance.
Elements of Our Executive Compensation Program.

Component	Objective	Key Features
Base Salary	Recognizes market factors, as well as individual experience, performance, and level of responsibility.	Fixed compensation designed to attract and retain talent.
Annual Short-Term Incentive	Motivates and establishes a strong link between pay and performance.	Variable, at risk compensation directly tied to the achievement of financial and strategic annual goals.
Longer-Term Equity Incentives (time and performance vesting)	Aligns compensation with creating long-term stockholder value and retains talent through multiyear vesting.	Variable, at risk compensation in the form of (i) time vested options that vest over five years, (ii) performance-based vesting options that generally are granted every three years and vest upon satisfaction of three-year performance conditions, and (iii) RSUs that generally vest over two years.
We have not adopted any policies for allocating compensation among these elements.
Base Salaries.
We use what we believe to be competitive base salaries to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer’s immediate contribution to our organization, as well as their experience, knowledge and responsibilities.
Our compensation committee annually evaluates and considers adjustments to executive officer base salary levels based on factors determined to be relevant, including:
•the executive officer’s skills and experience;
•the particular importance of the executive officer’s position to us;
•the executive officer’s individual performance;
•the executive officer’s growth in their position; and
•base salaries for comparable positions within our company and at other companies, including our peer companies.
Incentive Pay. The company’s incentive compensation structure incorporates rigorous performance requirements intended to closely align executive compensation with the achievement of company objectives. No payouts or vesting under either the short‑term or long‑term incentive programs occur unless performance goals are achieved at a minimum level of 80%. Upon attainment of this threshold, payouts or vesting are earned on a graduated, sliding‑scale basis, starting at 2% of target and increasing incrementally up to 100% of target as performance approaches and reaches maximum levels.
Short-Term Incentives. Our executive officers have the opportunity to earn annual incentive payments under our discretionary annual incentive program, or Annual Incentive Program. Our compensation committee establishes and administers the Annual Incentive Program for our executive officers each year. Most of our full-time employees also participate in this program. In the early part of each year, our compensation committee establishes the corporate and individual goals for our executive officers. In connection with establishing the goals for the Annual Incentive Program, the compensation committee also establishes a total bonus pool for all participants, including both executive officers and other employees. The compensation committee generally determines the Annual Incentive Program results and payment amounts following the subject year after audited financials have been completed taking into account the recommendation of our chief executive officer for our other executive officers. The level of bonus paid to our executive officers is not based on a target percentage of base salary, but is generally determined by the compensation committee based on the total bonus pool approved for the years and depending on the achievement of the corporate and personal goals established for each executive and the base salary of the executive.

Longer-term Incentives. Our equity incentive award program is the primary vehicle for offering longer-term incentives to our executive officers. We primarily make equity awards in the form of time-based and performance-based vesting options and time-based vesting RSUs. We believe that equity incentive awards:

•provide our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making;
•help balance the short-term orientation of our annual incentive bonus program;
•create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and
•further our goal of executive retention
Goals for Short -term and Longer-term Incentives.
Our compensation committee focuses on selecting goals that our executive team can directly influence and that we believe will help drive our company’s long-term growth. Consequently, some of the goals used in our Annual Incentive Program, such as revenue. adjusted EBITDA and some of the business development and visibility goals, may also be utilized to determine the vesting of our performance-based vesting options.
While there is a partial overlapping of goals between the short-and long-term incentive plans, we believe our incentive structure prevents executives from being overcompensated based on the achievement of overlapping goals. This is because our payout and vesting scale starts with a 2% award if the minimum threshold of 80% is reached, and then scales up to a 100% award if all goals are met at 100%.
Additionally, the performance-based vesting options are measured over a three-year performance period thus focusing on long term value generation. We believe this approach ensures that executives are rewarded fairly for their overall performance across the entire period, rather than being overcompensated for a single year's success.

NEO 2025 Executive Compensation

NEO 2025 Base Salaries.
The table below details our NEOs’ annual base salary at December 31, 2025. As part of our compensation committee’s annual review of 2025 base salaries in February 2025, it was decided that the annual base salary of our chief executive officer would remain unchanged. Since our compensation committee approved base salary increases in connection with the promotion of Messrs. Bakas, Chiplock, Christakis, and Maltezos and Ms. Bulgarino in the fall of 2024 in connection with their promotions, no further increases were approved in February 2025.

Name	Title	2025 Annual Base Salary ($)(1)
George P. Sakellaris	Chairman of the Board of Directors and Chief Executive Officer	1,500,000
Mark A. Chiplock	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	435,000
Michael T. Bakas	President - Renewable Fuels	540,000
Nicole A. Bulgarino	Co-President	540,000
Louis P. Maltezos	Co-President	540,000
Peter Christakis	Chief Operating Officer	470,000
(1) annualized base salary as of December 31, 2025.
NEO 2025 Annual Incentive Compensation
In early 2025, our compensation committee approved the total bonus pool for the year and established the corporate and individual performance goals for our 2025 Annual Incentive Program, as well as the individual performance goals for our executive officers. The individual performance goals were generally structured using the same goal categories as the corporate goals but with performance targets adjusted to reflect each executive officer’s respective business unit and area of responsibility. Consistent with prior years, these goals were developed based on our historical operating performance and growth rates, as well as our expected future results, and were designed to require significant operational execution and overall Company performance.
•For our Chief Executive Officer, vesting is based solely on achievement of the corporate performance goals.
•For all other NEOs, vesting is based 50% on achievement of corporate performance goals and 50% on achievement of individual performance goals.

Our compensation committee determined that, in order for any annual incentive bonuses to be paid, each component of the performance goals was required to achieve a minimum performance level of 80%. For performance above this threshold, each goal component was assigned an achievement percentage based on a sliding scale, ranging from 2% at 80% achievement to a maximum of 125% at 100% or greater performance. Notwithstanding the foregoing, the overall performance achievement for purposes of the Annual Incentive Program was capped at 100%.

In early 2026, our compensation committee evaluated the Company’s performance against the performance goals described below and, based on that assessment, determined the final bonus pool to be allocated among the executive officers, including NEOs as reflected in the “Summary Compensation Table” below. The compensation committee confirmed the achievement of the corporate goals as follows:

Goal	Weight	Target (2025)	Result (2025)	Achievement percentage	Awarded achievement based on level of achievement (max 125%)	Weighted awarded achievement
Financial Performance	50.0%
Revenue	15.0%	$1.89 billion	$1.93 billion	102.1%	102.0%	15.3%
Adjusted EBITDA(1)	30.0%	$255 million	$237.2 million	93.0%	65.7%	19.7%
Reduction of operating expenses of 5%(2)	5.0%	$169.1 million	$175.8 million	96.2%	81.4%	4.1%
Business Development	30.0%
Project Solutions Sales	10.0%	$1.32 billion	$1.44 billion	109.1%	109.0%	10.9%
Distributed Generation EPC/PPA Sales	10.0%	100 MW	981.2MW	981.2%	125.0%	12.5%
Project Solutions Awards	10.0%	$1.58 billion	$1.73 billion	109.5%	109.0%	10.9%
Business Visibility	20.0%
Energy Assets Placed into Operation	20.0%	110MWe	119.3MWe	108.5%	108.0%	21.6%
Total						95.0%

(1) We define adjusted EBITDA as net income attributable to common shareholders, including impact from redeemable non-controlling interests, before income tax (benefit) provision, other expenses net, depreciation, amortization of intangible assets, accretion of asset retirement obligations, stock-based compensation expense, energy asset and goodwill impairment, contingent consideration, restructuring and other charges, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity.

(2) Excluding stock compensation, internal mergers and acquisitions expenses, IRC Section 179D deduction certification costs and other one-time or unusual charges.

2025 NEO Equity Incentive Compensation
Performance Based Vesting Options.
In 2025, the Compensation Committee emphasized performance based options as the equity award vehicle, and granted stock options with performance‑based vesting, or 2025 Performance‑Based Vesting Options, to our NEOs, as reflected in the “Grants of Plan‑Based Awards in Fiscal Year” table below. These awards are designed to further align executive compensation with our long‑term strategic objectives, sustained Company performance, and stockholder interests.
The 2025 Performance‑Based Vesting Options are eligible to vest based on the achievement of specified performance goals over a three‑year performance period from January 1, 2025 through December 31, 2027, subject to the executive’s continued employment through the date on which performance achievement is determined by the compensation committee in accordance with the applicable award terms. Goals are set for each year of the three-year performance period, but vesting is determined based on the goals set for the third year, thus focusing on long term value generation. Like our prior performance‑based option grants, these awards cliff vest, if at all, following the completion of the performance period.

We generally grant performance‑based vesting options on a back‑to‑back cycle following the completion of the prior performance period, rather than making annual performance‑option grants. However, under applicable SEC rules, equity awards are reported in the Summary Compensation Table in the year in which they are granted. Accordingly, the 2025 Performance‑Based Vesting Options—although tied to performance over the 2025–2027 period—are reported as 2025 compensation.

Performance Goals
Achievement of corporate performance goals is required for any portion of the 2025 Performance‑Based Vesting Options to vest.

•For our Chief Executive Officer, vesting is based solely on achievement of the corporate performance goals.
•For all other NEOs, vesting is based 50% on achievement of corporate performance goals and 50% on achievement of individual performance goals.

A table below summarizes the corporate performance goal categories and their relative weightings.

Weight	Goals	Final Goal Measurement Year
70%	Financial	2027
50%	Adjusted EBITDA
10%	Earnings Per Share (EPS)
10%	Return on Equity
30%	Business Development	2027
10%	Project Solution Sales
10%	Assets in Operations (MW)
10%	Project Solutions Awards

The individual performance goals for our other executive officers were tailored to the specific business unit or corporate function overseen by such executive officer and were established by the compensation committee.

Although performance goals are established for each year of the performance period, the ultimate vesting determination is based on performance achieved in the final year of the performance period (2027), reinforcing the long‑term orientation of the program.

Vesting Determination
In determining the vesting of the 2025 Performance‑Based Vesting Options:

•Each component of the corporate performance goals is required to achieve a minimum performance level of 80%, for performance above this threshold, each goal component is assigned an achievement percentage based on a sliding scale, ranging from 2% at 80% achievement to a maximum of 125% at 100% or greater performance
•Vesting only occurs if the aggregate performance achievement, so determined is 80% or greater,

•If the 80% achievement level is reached, the options vest in accordance with the applicable vesting schedule, subject to a maximum vesting level of 100% of the awarded options based on teh following scaling:

Performance achievement (%)	80	81	82	83	84	85	86	87	88	89	90	91	92	93	94	95	96	97	98	99	100
Vesting (%)	2	4	6	8	10	15	20	25	30	35	40	45	50	55	60	65	70	75	80	90	100

Emphasis on Performance
To further emphasize alignment with long‑term performance, the majority of our executive officers did not receive any time‑based vesting stock option awards in 2025.
Time-based Vesting Equity Awards.
While most of the equity awards granted to our executive officers in 2025 vest based on performance, our compensation committee also approved more limited time‑based equity awards in recognition of achievements during 2024 and to further promote alignment with long‑term company growth. Specifically, the compensation committee granted time‑based vesting RSUs to our NEOs and, in recognition of expanded responsibilities, time‑based vesting stock options to one of our NEOs, as reflected in the “Grants of Plan‑Based Awards in Fiscal Year” table below.
The RSUs vest in equal installments every six months over a two‑year period, subject to the executive’s continued employment through the applicable vesting date, and are intended to further incentivize and retain members of our executive leadership team. The time‑based vesting stock option awards vest annually over a five‑year period, subject to continued service.
Other Benefits and Policies.
Other Employee Benefits.
We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, medical and dental care plans, life insurance, short- and long-term disability policies, vacation, company holidays and contributions to a health savings account for those participating in a high-deductible insurance plan. We also match our employees’ contributions to non-profit 501(c)(3) organizations. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, employees at the director level and above are eligible for life insurance coverage equal to three times (rather than twice) their annual base salary.
Perquisites and Personal Benefits.
We permit Mr. Sakellaris personal exclusive use of a company-owned vehicle in recognition of his extensive travel to meetings and events on our behalf. We pay insurance premiums, excise tax and other amounts related to this vehicle.
Compliance with Internal Revenue Code Section 162(m).
We are generally entitled to a U.S. federal income tax deduction with respect to compensation income paid to our service providers, subject to limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to compensation in excess of $1 million paid in any one year to each of certain of our current and former executive officers. The compensation committee has and will continue to review on a periodic basis the potential effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate and in the best interests of our company and our stockholders.

Other Policies.
Our executive officers are subject to stock ownership guidelines, anti-hedging and pledging, and clawback policies as described under “Corporate Governance.”
Risk Considerations in our Compensation Program
We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing compensation discussion and analysis with management and, based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.
By the Compensation Committee
of the Board of Directors of Ameresco, Inc.
Joseph W. Sutton, Chairman
Claire Hughes Johnson
Jennifer Miller
Nickolas Stavropoulos

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation earned by our NEOs during our fiscal years ended December 31, 2025, 2024 and 2023.

Name and Principal Position		Year	Salary ($)(1)	Bonus ($)	Stock Awards(2)	Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
George P. Sakellaris	(6)	2025	1,500,000	250,000	155,100	1,385,999	48,705	3,339,804
Chairman of the Board of Directors and Chief Executive Officer		2024	1,500,000	—	—	—	48,705	1,548,705
		2023	1,500,000	—	424,467	—	46,213	1,970,680
Mark A. Chiplock	(7)	2025	$435,000	80,000	31020	277,196	16,800	840,016
Executive Vice President, Chief Financial Officer and Chief Accounting Officer		2024	$390,551	60,000	—	813,092	16,800	1,280,443

Michael T. Bakas		2025	540,000	80,000	36,190	346,498	16,800	1,019,488
President - Renewable Fuels		2024	466,090	60,000	—	987,480	16,800	1,530,370
		2023	442,405	—	50,917	—	16,740	510,062
Nicole A. Bulgarino		2025	540,000	80,000	36,190	346,498	16,800	1,019,488
Co-President		2024	$466,090	$60,000	$—	987,480	16,800	1,530,370
		2023	443,033	—	50,917	—	16,740	510,690
Louis P. Maltezos	(8)	2025	540,000	110,000	36,190	346,498	16,800	1,049,488
Co-President		2024	452,226	60,000		987,480	16,800	1,516,506

Peter Christakis	(9)	2025	470,000	80,000	31,020	513,598	16,800	1,111,418
Chief Operating Officer

(1) Salary for each of the named executive officers have been prorated to reflect the portion of the year for which any increases were in effect.
(2) Represents the aggregate fair value on the grant date of RSUs granted to our NEOs calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, related to time-based vesting. See Note 14 of the “Notes to Consolidated Financial Statements - Stock-Based Compensation and Other Employee Benefits” in our annual report on Form 10-K for the year ended December 31, 2025
(3) This includes time-based and performance-based vesting options. Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2025.
 (4) For performance-based vesting options reported in this column, the amounts in the table reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions at the grant date calculated in accordance with FASB ASC Topic 718. Assuming the highest level of financial performance conditions were achieved, the value for the performance-based vesting options granted in 2025 included in the “Options Awards” column would be $3,742,564 for Mr. Sakellaris; $759,575 for Mr. Chiplock, $954,540 for each of Mr. Bakas, Mr. Christakis and Mr. Maltezos and Ms. Bulgarino.

(5) The amounts reported in All Other Compensation reflect, for each NEO, the amount we contributed to our 401(k) plan and the dollar value of life insurance premiums we paid, as applicable and detailed below. For Mr. Sakellaris, the amount reported also includes the incremental cost of a company-owned vehicle of which he has personal exclusive use, including insurance premiums, excise taxes and depreciation.

The following table details the amounts described in footnote (5):
Name	Year	Matched 401(k) Contributions ($)	Group Life Insurance ($)	Use of Company-Owned Vehicle ($)	Total ($)
George P. Sakellaris	2025	15,300	975	32,431	48,706
Mark A. Chiplock	2025	15,300	1,500	0	16,800
Michael T. Bakas	2025	15,300	1,500	0	16,800
Nicole A. Bulgarino	2025	15,300	1,500	0	16,800
Louis P. Maltezos	2025	15,300	1,500	0	16,800
Peter Christakis	2025	15,300	1,500	0	16,800

(6) Mr. Sakellaris is also a member of our board of directors, but does not receive any additional compensation in his capacity as a director.
(7) No amounts are reported for Mr. Chiplock for 2023 because he was not an NEO in such year..
(8) No amounts are reported for Mr. Maltezos for 2023 because he was not an NEO in such year.
(9) No amounts are reported for Mr. Christakis for 2024 or 2023 because he was not an NEO in such years.

Grants of Plan-Based Awards in Fiscal Year
The following table sets forth information regarding grants of compensation in the form of plan-based awards during the fiscal year ended December 31, 2025 to our NEOs.

Name	Grant Date	Approval Date	Threshold(#)(1)	Maximum(#)(1)	All Other Stock Awards: # of Shares of Stock or Units (#)(2)(3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)(5)
George P. Sakellaris	5/10/2025	5/8/2026	8,000	400,000	—	14.55	1,385,999
	3/10/2025	2/13/2025	—	—	15,000(2)	—	155,100
Mark A. Chiplock	5/10/2025	4/29/205	1,600	80,000	—	14.55
	3/10/2025	2/12/2025	—	—	3,000(2)	—	31,020
Michael T. Bakas	5/10/2025	4/29/205	2,000	100,000	—	14.55	346,498
	3/10/2025	2/12/2025	—	—	3,500(2)	—	36,190
Nicole A. Bulgarino	5/10/2025	4/29/205	2,000	100,000	—	14.55	346,498
	3/10/2025	2/12/2025	—	—	3,500(2)	—	36,190
Louis P. Maltezos	5/10/2025	4/29/2025	2,000	100,000	—	14.55	346,498
	3/10/2025	2/12/2025	—	—	3,500(2)	—	36,190
Peter Christakis	5/10/2025	4/29/205	2,000	100,000	—	14.55	346,498
	3/10/2025	2/12/2025	—	—	3,000(2)	—	31,020
	3/10/2025	2/12/2025	—	—	25,000(3)	10.34	167,100
(1)These columns reflect the grant of options that are subject to vesting based on continued service to us and performance relative to goals established for the three-year performance period from January 1, 2025 to December 31, 2027, as described under the heading "Overview of the Executive Compensation Process - Equity Incentive Awards" above. In order for any of the option to vest, the combined level of achievement of the performance goals must have been at least 80%. Performance at a level below 80% will result in the option not vesting as to any shares and being canceled. There are no target amounts.
(2) Such RSUs vest as to 25% of the RSUs granted on each of the six-month anniversary of the grant date
(3) Such options vest as to 20% on each of the anniversaries of the grant date.
(4) Represents the aggregate fair value on the grant date of options granted to our NEOs calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, related to time-based vesting. See Note 14 of the “Notes to Consolidated Financial Statements - Stock-Based Compensation and Other Employee Benefits” in our annual report on Form 10-K for the year ended December 31, 2025.
(5)For performance based vesting options reported in this column, the amounts in the table reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions at the grant date calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding stock options held by our NEOs as of December 31, 2025.

	Outstanding Option Awards (1)						Stock Awards (4)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(5)	Grant Date
George P. Sakellaris							11,250	329,512	3/10/2025
	—		400,000	14.55	5/12/2025	5/11/2035
	200,000	50,000	—	43.00	3/5/2021	3/4/2031

	320,000	—	—	13.37	8/6/2019	8/6/2029
	100,000	—	—	16.71	3/22/2019	3/21/2029
Mark A. Chiplock							2,250	65,902	3/10/2025
	—	—	80,000	14.55	5/12/2025	5/11/2035
	5,999	24,001	—	30.45	8/31/2024	8/30/2034
	4,399	15,601	—	21.13	3/8/2024	3/7/2034
	9,001	3,000	—	43.00	3/5/2021	3/4/2031
	5,899	—	—	13.37	8/6/2019	8/5/2029
Michael T. Bakas							2,625	76,886	3/10/2025
	—	—	100,000	14.55	5/12/2025	5/11/2035
	8,000	32,000	—	26.78	11/14/2024	11/13/2034
	5,000	20,000	—	21.13	3/8/2024	3/7/2034
	12,000	8,000	—	63.19	3/4/2022	3/3/2032
	40,000	10,000	—	43.00	3/5/2021	3/4/2031
	35,000		—	22.53	3/5/2020	3/4/2030
	40,000	—	—	13.37	8/6/2019	8/5/2029
	14,750	—	—	8.35	2/2/2018	2/1/2028
Nicole A. Bulgarino							2,625	76,886	3/10/2025
	—	—	100,000	14.55	5/12/2025	5/11/2035
	8,000	32,000	—	26.78	11/14/2024	11/13/2034
	5,000	20,000	—	21.13	3/8/2024	3/7/2034
	12,000	8,000	—	63.19	3/4/2022	3/3/2032
	40,000	10,000	—	43.00	3/5/2021	3/4/2031
	35,000		—	22.53	3/5/2020	3/4/2030
	40,000	—	—	13.37	8/6/2019	8/6/2029
	25,000	—	—	8.35	2/2/2018	2/1/2028
	42,736	—	—	5.80	3/9/2017	3/8/2027
Louis P. Maltezos							2,635	76,886	3/10/2025
	—	—	100,000	14.55	5/12/2025	5/11/2035
	8,000	32,000	—	26.78	11/14/2024	11/13/2034
	5,000	20,000	—	21.13	3/8/2024	3/7/2034
	12,000	8,000	—	63.19	3/4/2022	3/3/2032
	9,015	3,000	—	43.00	3/5/2021	3/4/2031
Peter Christakis							2,250	65,902	3/10/2025
	—	—	100,000	14.55	5/12/2025	5/11/2035
	—	25,000		10.34	3/10/2025	3/9/2035
	8,000	32,000	—	26.78	11/14/2024	11/13/2034
	5,000	20,000	—	21.13	3/8/2024	3/7/2034
	9,000	6,000	—	63.19	3/4/2022	3/3/2032
	16,000	4,000	—	53.00	5/7/2021	5/6/2031
	8,000	—	—	29.52	8/6/2020	8/5/2030
	6,000	—	—	22.53	3/5/2019	3/4/2028
(1) All equity awards listed in this table were granted under our 2010 or our 2020 stock incentive plans.
(2) Such option vests as to 20% of the original shares granted on each of the first five anniversaries of the grant date.
(3) Such option is subject to vesting based on continued service to us and performance relative to goals established for the three-year performance period from January 1, 2025 to December 31, 2027, as described under the heading “Overview of Executive Compensation Process - Equity Incentive Awards”, above.
(4) Such RSUs vest as to 25% of the RSUs granted on each of the six-month anniversaries of the grant date.

(5) Amount shown is based on our closing stock price as reported on the NYSE on December 31, 2025, the last trading day of our Class A common stock in 2025, of $26.29.

Option Exercises and Stock Vested in 2025
The following table sets forth information regarding the exercise of options and vesting or RSUs held by our NEOs during the fiscal year ended December 31, 2025.

	Options Exercised		Stock Awards vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
George P. Sakellaris	—	—	6,209	133,501
Mark A. Chiplock	45,101	1,793,180	1,026	24,206
Michael T. Bakas	650	6,456	1,170	27,928
Nicole A. Bulgarino	25,528	467,928	1,170	27,928
Louis P. Maltezos	—	—	1,096	27,072
Peter Christakis	—	—	1,045	24,425
(1) Calculated using the actual proceeds of same-day sales or, if no same-day sale occurred, the closing market price of our class A common stock on the exercise date.
(2) The value realized upon vesting has been calculated by multiplying the gross number of shares acquired on vesting by the closing stock price as reported on the NYSE of our Class A common stock on the vesting date. Therefore, the amounts shown in this column do not represent the actual amounts paid to or realized by the NEO during fiscal 2025.

Potential Payments Upon Termination or Change of Control
We have no severance agreements with any of our NEOs.
Neither our 2010 stock incentive plan or our 2020 stock incentive plan provide for acceleration of options in connection with any termination events, including retirement, resignation, severance or constructive termination. Accordingly, there are no potential payments in respect of termination to report for any of our NEOs.
Pay Ratio
Under Item 402(u) of Regulation S-K under the Exchange Act, we are required to disclose the annual total compensation paid to our median paid employee, the annual total compensation paid to our CEO, and the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our CEO.

In 2025, the total annual compensation of Mr. Sakellaris, our president and chief executive officer, was $3,339,804 (as shown in the Summary Compensation Table included in this Proxy Statement). The total annual compensation of the median employee was $111,589. The total annual compensation of our chief executive officer to the total annual compensation of the median employee was approximately 30 to 1.

Under the pay ratio rule, certain public companies are required to identify its median employee only once every three years as long as during the last prior fiscal year there has been no change to its employee population or employee compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. For 2025, we reevaluated the identification of our median employee. We identified the median employee by examining compensation information derived from payroll records for all employees, excluding Mr. Sakellaris, who were employed by us on December 31, 2025. As of such date, we employed approximately 1,500 people in the United States, Canada, the United Kingdom and Italy. All employees were included, whether employed on a full-time, part-time, temporary or seasonal basis, using the definition of employee under the U.S. Internal Revenue Code, or similar laws in the country where the individual was employed. In identifying the median employee, we utilized annualized cash compensation for the 12-month period ending December 31, 2025 as the consistently applied compensation measure, including as base salary or wages, bonus and incentive payments annualized for that period. For non-U.S. employees, we used the exchange rate as of December 31, 2025.

To determine the annual total compensation of Mr. Sakellaris, we used the amount reported in the “Total” column of the Summary Compensation Table in this Proxy Statement, which includes salary, option awards, bonus and all other compensation. The median employee’s total annual compensation for 2025 was calculated in accordance with the same requirements applicable to the chief executive officer’s compensation as reported in the Summary Compensation Table and that number was used to calculate the ratio of the chief executive officer’s pay to that of the median employee.
The SEC rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making the determination as to who is the median employee and do not mandate that each company use the same method. We believe that the pay ratio information above is a reasonable estimate calculated in a manner consistent with the SEC rules. However, the total annual compensation of our median employee is unique to that person and is not necessarily a good indicator of the total annual compensation of any of our other employees, and it is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the chief executive officer’s total annual compensation to that of the median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.
PAY VERSUS PERFORMANCE

The compensation committee considers a mix of cash and equity awards over both the short-term and long-term as a critical balance in reinforcing Ameresco’s commitment to performance alignment. Our compensation programs are focused on objective corporate performance measures and individual performance.
In accordance with SEC rules, we are providing the below disclosure regarding certain executive compensation disclosure for our principal executive officer and our other NEOs, or Non-PEO NEOs; and certain financial performance measures for the fiscal years listed below, as well as the relationship of the “compensation actually paid,” or CAP to those financial performance measures. The SEC-defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in detail in the “Compensation Discussion and Analysis” section above, our performance equity awards are subject to multi-year performance conditions tied to performance metrics and all our equity awards are subject to time vesting conditions. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest.

Pay vs. Performance Disclosure
					Value of Fixed $100 Investment Based On:
Year	Summary Compensation Table for PEO ($)(1)	Compensation actually paid to PEO($)(2)	Average Summary Compensation Table Total Average for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Ameresco Total Shareholder Return($)(4)	NASDAQ Clean Edge Total Shareholder Return ($)(4)	Net Income($)	Adjusted EBITDA ($)(5)
2025	3,339,804	5,061,690	1,007,980	1,699,461	56	66	56,675,000	237,193,000
2024	1,548,705	656,559	1,290,151	948,927	45	50	53,940,000	225,341,000
2023	1,970,680	(5,388,947)	525,708	(691,965)	61	61	63,904,000	162,990,000
2022	6,498,550	(5,736,611)	1,332,144	(741,181)	109	68	98,549,000	204,512,000
2021	7,046,400	36,700,813	1,297,940	5,164,423	156	97	80,191,000	152,715,000
(1) Our PEO was George Sakellaris for all years in the table. Our non-PEO NEOs for 2021, 2022, and 2023 were Spencer Hole, Michael Bakas, Nicole Bulgarino, and Britta MacIntosh. Our non-PEO NEOs for 2024 were Spencer Hole, Michael Bakas, Nicole Bulgarino, Mark Chiplock, Lou Maltezos. Our non-PEO NEOs for 2025 were Michael Bakas, Nicole Bulgarino, Mark Chiplock, Lou Maltezos, and Peter Christakis.
(2) The dollar amounts reported in this column represent the amount of “compensation actually paid” to the PEO in 2025, 2024, 2023, 2022 and 2021. The following table describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP amounts from the Summary Compensation Table amounts. The Summary Compensation Table amounts and the CAP amounts do not reflect the actual amount of compensation earned by or paid to our PEO during the applicable years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act. Equity compensation fair value was calculated based on assumptions determined in accordance with FASB ASC Topic 718. Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the Summary Compensation Table Amounts.

PEO Compensation Actually Paid Detail
	Compensation Actually Paid Detail
Compensation Element	2021($)	2022($)	2023($)	2024($)	2025($)
Summary Compensation Table (SCT) Reported Total Compensation	7,046,400	6,498,550	1,970,680	1,548,705	3,339,804
Aggregate SCT Reported Equity Compensation (-)	(5,233,075)	(5,043,613)	(424,467)	—	(1,541,099)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	12,229,652	3,308,244	233,630	—	3,345,877
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Outstanding (+/-)	22,831,678	(4,451,061)	(6,491,933)	(391,335)	187,922
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	—	—	115,005	—	105,075
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Vesting During Covered FY (+/-)	(173,842)	(6,048,731)	(791,862)	(500,811)	(375,889)
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	—	—	—	—	—
Compensation Actually Paid Determination	36,700,813	(5,736,611)	(5,388,947)	656,559	5,061,690

The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the non-PEO NEOs in 2025,2024, 2023, 2022, and 2021. The following table describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP amounts from the Summary Compensation Table Amounts. The Summary Compensation Table amounts and the CAP amounts do not reflect the actual amount of compensation earned by or paid to our non-PEO NEOs during the applicable years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act. Equity compensation fair value was calculated based on assumptions determined in accordance with FASB ASC Topic 718. Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the Summary Compensation Table Amounts.

Average Non-PEO NEOs Compensation Actually Paid Detail
	Compensation Actually Paid Detail
Compensation Element	2021($)	2022($)	2023($)	2024($)	2025($)
Summary Compensation Table (SCT) Reported Total Compensation	1,297,940	1,332,144	525,708	1,290,151	1,007,980
Aggregate SCT Reported Equity Compensation (-)	(761,219)	(879,966)	(50,917)	(805,848)	(400,180)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	1,622,442	696,792	28,028	651,907	905,687
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Outstanding (+/-)	2,990,380	(969,267)	(1,063,898)	(82,877)	263,837
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	—	—	13,791	—	23,117
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Vesting During Covered FY (+/-)	14,880	(920,884)	(144,677)	(84,501)	(100,980)
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	—	—	—	(19,905)	—
Compensation Actually Paid Determination	5,164,423	(741,181)	(691,965)	948,927	1,699,461

(4)	Cumulative total shareholder return (TSR) calculated based on an assumed $100 investment as of December 31, 2021. The peer group TSR reflects the TSR of the NASDAQ Clean Edge Green Energy Index
(5)	Adjusted EBITDA is defined as net income attributable to common shareholders, including impact from redeemable non-controlling interests, before provision (benefit from) income tax provisions, other expenses net, depreciation, amortization of intangible assets, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, energy asset impairment, restructuring and other charges, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity.

Performance Metrics to Link Executive Compensation Actually Paid with Company Performance

The following table presents the most important financial measures that we used to link compensation actually paid with Ameresco performance during the most recently completed fiscal year:

Revenue
Adjusted EBITDA

Business Development - Sales and Awards (Project Sales, Distributed Generation EPC/PPA Sales, Project Solution Awards)
Energy Assets Placed into Operation

Relationship Between Pay vs. Performance
The following charts show the relationship of the CAP amounts for our PEO and Non-PEO NEOs as compared to Ameresco’s total shareholder return, the Nasdaq Clean Edge Green Energy Index total shareholder return, net income, and adjusted EBITDA over the last five completed fiscal years.

See the “Compensation Discussion & Analysis” above and published in our historical proxy statements for additional detail on executive compensation actions. Note, the value ultimately realized by our executive officers is subject to significant variation over time (e.g., forfeiture of unvested awards prior to vesting, variation in stock price prior to award monetization).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions
Since January 1, 2025, we have engaged in the following transactions with our directors, executive officers and holders of more than five percent of any class of our voting securities, and affiliates of our directors, executive officers and holders of more than five percent of any class of our voting securities, in which the amounts involved exceeded $120,000:
•We have entered into customary indemnification agreements with all of our directors.
•We employ Rebecca P. McIntyre, the spouse of David J. Corrsin, our Executive Vice President and General Counsel, as Associate General Counsel. In fiscal year 2025, we paid Ms. McIntyre a total of $363,777 in base salary and granted Ms. McIntyre RSUs with a value at the date of grant of $2,068 and options with a grant date value of $66,840. In addition, Ms. McIntyre received other benefits on the same terms available to all other employees of our company. Ms. McIntyre’s employment was approved by the Audit Committee when she joined our company in 2017 and reviewed and affirmed annually thereafter. We believe that this transaction was made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy for the review of any transaction, arrangement or relationship in which we are a participant and one of our executive officers, directors, director nominees or five percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. In addition, the policy requires review of the employment of any immediate family member of a related person unless (a) such person is not being employed in a management or sensitive control function and (b) the annual salary of such person does not exceed $50,000.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee prior to the effectiveness of the transaction. The policy also provides that any related person transaction that has not been reviewed by the audit committee, may, if appropriate, be reviewed, and in the audit committee’s discretion be ratified by the audit committee at its next meeting. Any related person transactions previously approved by the audit committee or otherwise already existing that are ongoing in nature will be reviewed annually, or more frequently if the audit committee determines such review to be necessary.
The audit committee will review all relevant information available to it about the related person transaction and may approve or ratify it only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ameresco’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.
ADDITIONAL INFORMATION
Stockholder Proposals
Stockholder proposals, including information about a proposed director candidate, submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2027 annual meeting of stockholders must be received by our Secretary at the address noted below no later than December 25, 2026 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. However, if the 2027 annual meeting of stockholders is called for a date that is not within 30 days before or after June 4, 2027, then we must receive your stockholder proposal or information about your proposed director candidate at the address noted below a reasonable time before we begin to print and mail our proxy materials for the 2027 annual meeting of stockholders.

If you wish to present a proposal at the 2027 annual meeting of stockholders, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must give written notice at the address noted below. The required notice must be in writing and must otherwise meet the requirements set forth in our bylaws (including providing the information required by Rule 14a-19 under the Exchange Act). We must receive this required notice by March 6, 2027 (90 days from the anniversary of the 2026 annual meeting), but no sooner than February 4, 2027 (120 days from the anniversary of the 2026 annual meeting). However, if the date of the 2027 annual meeting of stockholders is held before May 5, 2027 or after August 3, 2027, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2027 annual meeting of stockholders and not later than the close of business on the later of (1)

the 90th day before the 2027 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2027 annual meeting of stockholders is first made, whether by mail or public disclosure.

All stockholder proposals for our 2027 annual meeting of stockholders should be sent to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Other Stockholder Communications
Generally, stockholders who have questions or concerns should contact our Investor Relations department at (508) 598-3003 or via the form at https://www.ameresco.com/contact-us/. However, stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701. See “Corporate Governance—Communicating with our Board of Directors” for more information about communicating with our board of directors.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report, the contents of www.ameresco.com, including the charters of the committees of our board of directors, corporate governance guidelines, the Audit Committee Report and code of business conduct and ethics, included or referenced in this proxy statement shall not be incorporated by reference into any such filings.
Householding of Annual Meeting Materials
Some broker, bank or other agents may participate in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of the Notice our proxy statement and annual report may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other agent. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker, bank or other agent.
In addition, we will promptly deliver, upon written or oral request to Investor Relations, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701, (508) 598-3003, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

APPENDIX A
AMERESCO, INC.
2020 STOCK INCENTIVE PLAN
1.Purpose
The purpose of this 2020 Stock Incentive Plan (the “Plan”) of Ameresco, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).
2.Eligibility
All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
3.Administration and Delegation
(A)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.
(B)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
(C)Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors within the meaning of any stock exchange on which the Company lists the Class A common stock, $0.001 par value per share, of the Company (the “Class A common stock”).
4.Stock Available for Awards
(A)Number of Shares; Share Counting.
(1)Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options (as defined in

Section 5(b)) for up to eight million two-hundred thousand (8,200,000) shares of Class A common stock. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimit contained in Section 4(b):

(A)all shares of Class A common stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimit contained in Section 4(b); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Class A common stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;
(B)if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Class A common stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Class A common stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Class A common stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimit contained in Section 4(b) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and
(C)shares of Class A common stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Class A common stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and
(D)shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.
(B)Per-Participant Limit. Subject to adjustment under Section 10, the maximum number of shares of Class A common stock with respect to which Awards may be granted to any Participant under the Plan shall be 2,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award.
(C)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.
5.Stock Options
(A)General. The Board may grant options to purchase Class A common stock (each, an “Option”) and determine the number of shares of Class A common stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.
(B)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Ameresco, Inc., any of Ameresco, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.
(C)Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Class A common stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Class A common stock for purposes of the Plan will be determined as follows:
1.    if the Class A common stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

2.    if the Class A common stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or

3.    if the Class A common stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Class A common stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A.
The Board has sole discretion to determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the participants’ agreement that the Administrator’s determination is conclusive and binding even though others might make a different determination.

(D)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.
(E)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Class A common stock subject to the Option will be delivered by the Company as soon as practicable following exercise.
(F)Payment Upon Exercise. Class A common stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(1)in cash or by check, payable to the order of the Company;
(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Class A common stock owned by the Participant valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Class A common stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Class A common stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board) on the date of exercise;
(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant (other than a Participant who is an officer or director of the Company) to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or
(6)by any combination of the above permitted forms of payment.

(G)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Class A common stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Class A common stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the (“NYSE”).
6.Stock Appreciation Rights
(A)General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Class A common stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Class A common stock (valued in the manner determined by (or in a manner approved by) the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.
(B)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.
(C)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
(D)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.
(E)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Class A common stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Class A common stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NYSE.
7.Restricted Stock; Restricted Stock Units
(A)General. The Board may grant Awards entitling recipients to acquire shares of Class A common stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Class A common stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).
(B)Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
(C)Additional Provisions Relating to Restricted Stock.
(1)Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.
(2)Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.
(D)Additional Provisions Relating to Restricted Stock Units.
(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company the number of shares of Class A common stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise ) an amount of cash equal to the fair market value (valued in the manner determined by (or in a manner approved by) the Board) of such number of shares or a combination thereof. The Board may provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.
(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.
(3)Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Class A common stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Class A common stock and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

8.Other Stock-Based Awards
(A)General. The Board may grant other Awards of shares of Class A common stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class A common stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Class A common stock or cash, as the Board shall determine.
(B)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.
9.     Performance Awards.
(A)Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).
(B)Performance Measures. The Board may specify that the granting, vesting and/or payout of a Performance Award shall be subject to the achievement of one or more objective performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives, total stockholder return, or any other performance measure established by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures can be adjusted to exclude any one or more of (i) non-recurring or unusual gains or losses, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, (vi) charges for restructuring and rationalization programs and (vii) any other factors the Board may determine. Such performance measures may (x) vary by Participant and may be different for different Awards; (y) be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works; and (z) cover such period as may be specified by the Board.
(C)Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the Participant or a change in control of the Company.
10.     Adjustments for Changes in Class A Common Stock and Certain Other Events
(A)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Class A common stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimit set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Restricted Stock Units and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Class A common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Class A common stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(B)Reorganization Events.
(1)Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Class A common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Class A common stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock.
(A)In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/ or that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Class A common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Class A common stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
(B)Notwithstanding the terms of Section 10(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 10(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.
(C)For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Class A common stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Class A common stock for each share of Class A common stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Class A common stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Class A common stock as a result of the Reorganization Event.
(3)Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Class A common stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

11.    General Provisions Applicable to Awards
(A)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Class A common stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.
(B)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(C)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.
(D)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Class A common stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Class A common stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
(E)Amendment of Award. Except as otherwise provided in Section 5(g), 6(e), or Section 12(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding

Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.
(F)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Class A common stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(G) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
12.    Miscellaneous
(A)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(B)No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Class A common stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.
(C)Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.
(D)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require stockholder approval under the rules of the NYSE may be made effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Class A common stock) prior to such stockholder approval.
(E)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(F)Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.
(G)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.
(H)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

APPENDIX B
AMERESCO, INC.
AMENDMENT NO. 1 TO 2020 STOCK INCENTIVE PLAN
WHEREAS, Ameresco, Inc. (the “Company”) maintains the 2020 Stock Incentive Plan (the “Plan”);
WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Plan, pursuant to Section 12(d) thereof, to increase the number of shares of Class A common stock, $0.0001 par value per share, of the Company that may be granted under the Plan;
NOW, THEREFORE, in consideration of the foregoing, the Plan is amended, pursuant to Section 12(d) thereof, as follows:
    Section 4(a)(1) is deleted and replaced in its entirety with the following:
“(1) Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to eight million two hundred thousand (8,200,000) shares of Class A common stock. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”
Except as set forth above, all other terms of the Plan shall remain unchanged and in full force and effect. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Plan.
This Amendment was adopted by the Board of Directors of the Company on February 10, 2026.

ACTIVEUS 215617375v.2

AMERESCO
Green • Clean • Sustainable

AMERESCO, INC. (AMRC)
111 SPEEN STREET
SUITE 410
FRAMINGHAM, MA 01701
ATTN: NINA ANDERSSON-WILLARD

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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NAME	CONTROL # → 0000000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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The Board of Directors recommends you vote FOR the following:

1. Elect two (2) directors to the Ameresco, Inc. Board of Directors for a three-year term or until their successors are elected and qualified.

Nominees	For	Withhold
1a. Claire Hughes-Johnson	○	○
1b. Frank V. Wisneski	○	○

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To ratify the selection by the Audit Committee of RSM US LLP as Ameresco's independent registered public accounting firm for the year ending December 31, 2026.	○	○	○
3. To approve an amendment to Ameresco's 2020 Stock Incentive Plan ("Plan") to increase the number of shares of Ameresco, Inc. Class A Common Stock authorized for issuance under the Plan by 3,200,000 from 5,000,000 to 8,200,000 as described in the Ameresco, Inc. Proxy Statement.	○	○	○
4. To approve on a non-binding advisory basis the compensation of our named executive officer as described in the Ameresco, Inc. Proxy Statement.	○	○	○

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
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John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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0000695638_1 R2.09.05.010

ACTIVEUS 215617375v.2

ACTIVEUS 215617375v.2